                                                                     Exhibit 4.4



                                                                  EXECUTION COPY



                        SOLARFUN POWER HOLDINGS CO., LTD.


                     SERIES A CONVERTIBLE PREFERENCE SHARES


                                 ---------------

                               PURCHASE AGREEMENT

                                 ---------------


                                  BY AND AMONG

                        SOLARFUN POWER HOLDINGS CO., LTD.

                   YONGHUA SOLAR POWER INVESTMENT HOLDING LTD.

                         YONGHUA LU(CHINESE CHARACTERS)

        CITIGROUP VENTURE CAPITAL INTERNATIONAL GROWTH PARTNERSHIP, L.P.

           CITIGROUP VENTURE CAPITAL INTERNATIONAL CO-INVESTMENT, L.P.

                              HONY CAPITAL II L.P.

                                LC FUND III L.P.

                              MOHAMED NASSER HARAM

                                RASHEED YAR KHAN

                                       AND

                        GOOD ENERGIES INVESTMENTS LIMITED



                            DATED AS OF JUNE 6, 2006

                                TABLE OF CONTENTS

                                                                            Page
ARTICLE I DEFINITIONS..........................................................1

     1.1   DEFINITIONS.........................................................1

     1.2   CONSTRUCTION.......................................................10

ARTICLE II PURCHASE OF THE CLOSING SHARES.....................................10

     2.1   PURCHASE OF THE CLOSING SHARES.....................................10

     2.2   PURCHASE PRICE.....................................................10

     2.3   CLOSING............................................................10

     2.4   SECOND CLOSING.....................................................11

     2.5   PURCHASE PRICE ADJUSTMENTS.........................................12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE
  FOUNDER AND THE CONTROLLING SHAREHOLDER.....................................13

     3.1   ORGANIZATION.......................................................13

     3.2   AUTHORITY..........................................................13

     3.3   VALID ISSUANCE OF PREFERENCE AND ORDINARY SHARES...................14

     3.4   CAPITAL STOCK......................................................14

     3.5   SUBSIDIARIES.......................................................15

     3.6   NO CONFLICTS.......................................................16

     3.7   GOVERNMENTAL APPROVALS AND FILINGS.................................17

     3.8   BOOKS AND RECORDS..................................................17

     3.9   FINANCIAL STATEMENTS...............................................17

     3.10  ABSENCE OF CHANGES.................................................18

     3.11  NO UNDISCLOSED LIABILITIES.........................................19

     3.12  TAXES..............................................................19

     3.13  LEGAL PROCEEDINGS..................................................20

     3.14  COMPLIANCE WITH LAWS AND ORDERS....................................21

     3.15  REAL PROPERTY......................................................21

     3.16  TANGIBLE PERSONAL PROPERTY; INVESTMENT ASSETS......................21

     3.17  INTELLECTUAL PROPERTY RIGHTS.......................................22

     3.18  CONTRACTS AND PRODUCT CERTIFICATIONS...............................22

     3.19  LICENSES...........................................................25

     3.20  INSURANCE..........................................................25

     3.21  RELATED PARTY TRANSACTIONS.........................................26

     3.22  EMPLOYEES; LABOR RELATIONS.........................................26

     3.23  EMPLOYEE BENEFITS..................................................27

     3.24  ENVIRONMENTAL MATTERS..............................................27

     3.25  SUBSTANTIAL CUSTOMERS AND SUPPLIERS................................28

     3.26  [INTENTIONALLY DELETED]............................................28

     3.27  ACCOUNTS RECEIVABLE................................................29

     3.28  INVENTORY..........................................................29

     3.29  DERIVATIVE INSTRUMENTS.............................................29

     3.30  BROKERS............................................................29

     3.31  ETHICAL PRACTICES..................................................29

     3.32  PRIOR REGISTRATION RIGHTS..........................................30

     3.33  NO STATE ASSETS....................................................30

     3.34  DISCLOSURE.........................................................30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE INVESTORS....................30

     4.1   ORGANIZATION.......................................................30

     4.2   AUTHORITY..........................................................30

     4.3   BROKERS............................................................31

     4.4   PURCHASE ENTIRELY FOR OWN ACCOUNT..................................31

     4.5   RELIANCE UPON INVESTORS' REPRESENTATIONS...........................31

     4.6   RECEIPT OF INFORMATION.............................................31

     4.7   INVESTMENT EXPERIENCE..............................................31

     4.8   ACCREDITED INVESTOR................................................32

     4.9   RESTRICTED SECURITIES..............................................32

     4.10  FURTHER REPRESENTATION BY FOREIGN INVESTORS........................32

ARTICLE V PRE-CLOSING COVENANTS...............................................32

     5.1   CONDUCT OF BUSINESS................................................32

     5.2   CERTAIN RESTRICTIONS...............................................33

     5.3   REGULATORY AND OTHER APPROVALS.....................................36

     5.4   ACCESS.............................................................37

     5.5   ALTERNATIVE TRANSACTIONS...........................................37

     5.6   FULFILLMENT OF CONDITIONS..........................................38

ARTICLE VI POST-CLOSING COVENANTS.............................................38

     6.1   USE OF PROCEEDS....................................................38

     6.2   EMPLOYEE STOCK OPTION PLAN.........................................38

     6.3   APPOINTMENT OF CHIEF FINANCIAL OFFICER.............................38

     6.4   MAINTENANCE OF LICENSES............................................38

     6.5   RESERVATION OF CONVERSION SHARES...................................39

     6.6   FURTHER ASSURANCES.................................................39

     6.7   RELATED PARTY TRANSACTION..........................................39

     6.8   LABOR LAW COMPLIANCE...............................................39

     6.9   PRODUCT CERTIFICATIONS.............................................39

     6.10  PRODUCT WARRANTY...................................................40

     6.11  ENVIRONMENTAL COMPLIANCE...........................................40

     6.12  POST-CLOSING RESTRUCTURING.........................................40

     6.13  2006 FINANCIAL STATEMENTS..........................................40

     6.14  GOOD ENERGIES DIRECTOR.............................................40

ARTICLE VII CONDITIONS TO OBLIGATIONS OF THE INVESTORS........................40

     7.1   REPRESENTATIONS AND WARRANTIES.....................................40

     7.2   PERFORMANCE........................................................41

     7.3   ORDERS AND LAWS....................................................41

     7.4   REGULATORY CONSENTS AND APPROVALS..................................41

     7.5   THIRD PARTY CONSENTS...............................................41

     7.6   OPINION OF COUNSEL.................................................41

     7.7   FINANCIAL STATEMENTS...............................................42

     7.8   DUE DILIGENCE......................................................42

     7.9   TRANSACTION DOCUMENTS..............................................42

     7.10  ARTICLES OF INCORPORATION..........................................42

     7.11  DIRECTORS..........................................................42

     7.12  OFFICERS AND KEY EMPLOYEES.........................................42

     7.13  PROCEEDINGS........................................................42

     7.14  INVESTMENT COMMITTEE APPROVAL......................................42

     7.15  PRE-CLOSING RESTRUCTURING..........................................42

     7.16  NO MATERIAL ADVERSE CHANGE.........................................42

     7.17  FEES AND EXPENSES..................................................43

     7.18  ENVIRONMENTAL COMPLIANCE...........................................43


     7.19  ANNUAL INSPECTION..................................................43

     7.20  COMPLIANCE CERTIFICATE.............................................43

     7.21  SHARE CHARGE.......................................................43

     7.22  CALL OPTION AGREEMENT..............................................43

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF THE COMPANY.........................44

     8.1   REPRESENTATIONS AND WARRANTIES.....................................44

     8.2   PERFORMANCE........................................................44

     8.3   ORDERS AND LAWS....................................................44

     8.4   TRANSACTION DOCUMENTS..............................................44

     8.5   GOOD ENERGIES' SECOND CLOSING......................................44

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES.........................45

     9.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.........................45

ARTICLE X INDEMNIFICATION AND CONTRIBUTION....................................45

     10.1  INDEMNIFICATION....................................................45

     10.2  CONTRIBUTION.......................................................46

     10.3  NO PREJUDICE.......................................................46

ARTICLE XI TERMINATION........................................................46

     11.1  PRE-CLOSING TERMINATION............................................46

     11.2  EFFECT OF TERMINATION AND SURVIVAL.................................47

ARTICLE XII COVENANTS RELATED TO CONFIDENTIALITY..............................47

     12.1  CONFIDENTIALITY....................................................47

     12.2  RESTRICTION ON ANNOUNCEMENTS.......................................48

ARTICLE XIII GOVERNING LAW AND RESOLUTION OF DISPUTES.........................48

     13.1  GOVERNING LAW......................................................48

     13.2  DISPUTE RESOLUTION FORUM...........................................48

     13.3  SPECIFIC PERFORMANCE...............................................49

     13.4  WAIVER OF IMMUNITIES...............................................49

     13.5  PERFORMANCE PENDING DISPUTE RESOLUTION.............................50

     13.6  SURVIVAL...........................................................50

ARTICLE XIV MISCELLANEOUS.....................................................50

     14.1  ENTIRE AGREEMENT...................................................50

     14.2  BINDING EFFECT; BENEFIT............................................50

     14.3  ASSIGNMENT.........................................................50

     14.4  AMENDMENT; WAIVER..................................................51

     14.5  NOTICES............................................................51

     14.6  COUNTERPARTS.......................................................56

     14.7  SEVERABILITY.......................................................56

     14.8  OTHER ENGAGEMENTS AND ACTIVITIES...................................57

     14.9  COSTS AND EXPENSES.................................................57

     14.10 FURTHER ASSURANCES.................................................57

     14.11 SEPARATE OBLIGATIONS...............................................57


LIST OF EXHIBITS

EXHIBIT A  SCHEDULE OF INVESTORS
EXHIBIT B  FORM OF SHARE CERTIFICATE
EXHIBIT C  FORM OF SHAREHOLDERS AGREEMENT
EXHIBIT D  FORM OF LEGAL OPINION
EXHIBIT E  ARTICLES OF INCORPORATION
EXHIBIT F  RESTRUCTURING
EXHIBIT G  FORM OF EMPLOYMENT AGREEMENT
EXHIBIT H  FORM OF EXCHANGE RATE CONFIRMATION
EXHIBIT I  FORM OF KEY EMPLOYEE EMPLOYMENT AGREEMENT
EXHIBIT J  CHARGE AND ASSIGNMENT OF SHARES
EXHIBIT K  CALL OPTION AGREEMENT
EXHIBIT L  EXISTING SHAREHOLDERS
EXHIBIT M  OTHER CONTROLLING INDIVIDUALS

LIST OF SCHEDULES

SCHEDULE 7.9   TRANSACTION DOCUMENTS
SCHEDULE 7.11  INVESTOR DIRECTORS
SCHEDULE 7.12  OFFICERS AND KEY EMPLOYEES

                            SHARE PURCHASE AGREEMENT

     This SHARE PURCHASE AGREEMENT (this "AGREEMENT") dated as of June 6, 2006 is made by and among (i) Solarfun Power Holdings Co., Ltd., an exempted company incorporated and validly existing with limited liability under the laws of the Cayman Islands (the "COMPANY"), (ii) Yonghua Solar Power Investment Holding Ltd. (the "FOUNDER"), a company incorporated and validly existing under the laws of the British Virgin Islands which holds 77% of the outstanding ordinary shares of the Company immediately prior to the Closing, (iii) Mr. Yonghua Lu (CHINESE CHARACTERS), a citizen of the PRC who is the sole shareholder of the Founder (the "CONTROLLING SHAREHOLDER"), (iv) Citigroup Venture Capital International Growth Partnership, L.P. and Citigroup Venture Capital International Co-Investment, L.P., each a limited partnership organized under the laws of Cayman Islands (together, "CVCI"), (v) Hony Capital II L.P., ("HONY") and LC Fund III L.P. ("LC"), each a limited partnership organized under the laws of the Cayman Islands (Hony and LC together, "LEGEND"), (vi) Mohamed Nasser Haram, a Lebanese citizen (Passport No.: 2145190), (vii) Rasheed Yar Khan, an Indian citizen (Passport No.: Z1710012), (viii) Good Energies Investments Limited ("GOOD ENERGIES"), a company organized under the laws of Jersey, and (ix) any co-investors jointly approved by CVCI, Legend, and the Company and who shall become a party to the Transaction Documents, as defined below, by executing and delivering a counterpart signature page to each of the Transaction Documents (CVCI, Legend, Mohamed Nasser Haram, Rasheed Yar Khan, Good Energies, and other co-investors, if any, are collectively referred to hereinafter as the "INVESTORS" and individually a "INVESTOR").


                                    WHEREAS:

     The Company wishes to issue new Series A Convertible Preference Shares and the Investors wish to purchase from the Company the Closing Shares at the Closing (as defined below);

     NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:


                                    ARTICLE I


                                   DEFINITIONS

     1.1 DEFINITIONS. The following terms shall have the following meanings for purposes of this Agreement:

     "2006 AUDITED NET PROFIT" means the net profit of the Company as set forth in the 2006 Financial Statements, excluding (i) any extraordinary gains; (ii) any non-recurring gains; and (iii) any adjustments to the Company's financial results of prior years.

     "2006 FINANCIAL STATEMENTS" means the consolidated financial statements of the Company prepared in accordance with US GAAP and audited by Ernst & Young for the fiscal year ended on December 31, 2006 without any qualification.

     "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, arbitration or any investigation or audit by any Government Authority.

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (including any Subsidiary) and, for any person who is an individual, includes such individual's spouse, and each of such individual's and such individual's spouse's relatives to the third degree. "AFFILIATES" and "AFFILIATED" shall have correlative meanings. For the purpose of this definition, the term "CONTROL" (including with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "AGREEMENT" has the meaning stated in the preamble and includes the Exhibits, and the Schedules hereto and the certificates to be delivered in accordance with Section 7.20, as any of the same shall be amended from time to time.

     "ARTICLES OF INCORPORATION" means the memorandum and articles of association of the Company, including the memorandum and articles of association amended and restated in accordance with this Agreement and as amended from time to time.

     "ASSETS AND PROPERTIES" of any Person means assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

     "BANKRUPTCY EVENT" means with respect to any Person (the "BANKRUPTCY PARTY"), (a) the commencement by it of a Bankruptcy Proceeding with respect to itself or the consent by it to be subject to a Bankruptcy Proceeding commenced by another Person, (b) the commencement by another Person of a Bankruptcy Proceeding with respect to the Bankruptcy Party that remains unstayed or undismissed for a period of thirty (30) consecutive days, (c) the appointment of or taking possession by a Receiver over the Bankruptcy Party or any substantial part of its property, (d) the making by the Bankruptcy Party of a general assignment for the benefit of its creditors or the admission by the Bankruptcy Party in writing of its inability to generally pay its debts as they come due,
(e) the entry by a court having jurisdiction over the Bankruptcy Party or a substantial part of its property of an Order for relief under any Bankruptcy Law which remains unstayed or undismissed for a period of thirty (30) consecutive days, (i) adjudging the Bankruptcy Party bankrupt or insolvent, (ii) approving as properly filed a petition seeking the reorganization or other similar relief with respect to the Bankruptcy Party, (iii) appointing a Receiver over the Bankruptcy Party or any substantial part of its property or (iv) otherwise ordering the winding up and liquidation of the Bankruptcy Party or (f) the occurrence of any event similar to (a), (b), (c), (d) or (e) under any applicable Law with respect to the Bankruptcy Party.

     "BANKRUPTCY LAW" means any bankruptcy, insolvency, reorganization, composition, moratorium or other similar Law.

     "BANKRUPTCY PROCEEDING" means a case or proceeding under any Bankruptcy Law wherein a Person may be adjudicated bankrupt, insolvent or become subject to an Order of reorganization, arrangement, adjustment, winding up, dissolution, composition or other similar Order.

     "BENEFIT ARRANGEMENT" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or annual or monthly leave, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Benefit Plan, (ii) is entered into or maintained, by the Company or any Subsidiary, and (iii) covers any Employee or former Employee of the Company or any Subsidiary.

     "BENEFIT PLAN" means any Employee benefit plan (including pension and severance) which (i) is maintained, administered or contributed to by the Company or any Subsidiary or which could result in any liability for the Company or a Subsidiary and (ii) covers any Employee or former Employee of the Company or any Subsidiary.

     "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock/share certificates and books, stock/share transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

     "BUSINESS OR CONDITION OF THE COMPANY" means the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of the Company and its Subsidiaries taken as a whole.

     "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the PRC, Hong Kong and New York are authorized or obligated to close.

     "CLOSING" shall have the meaning set forth in Section 2.3 hereof.

     "CLOSING DATE" means June 16, 2006 or such other date as the Parties may agree in writing.

     "CLOSING SHARES" means 67,106,531 Series A Convertible Preference Shares of the Company that will be issued during the Closing, and 12,538,223 Series A Convertible Preference Shares of the Company that will be issued to the Investors during the Second Closing, if such Second Closing takes place pursuant to the terms and conditions of this Agreement.

     "COMPANY" shall have the meaning set forth in the preamble hereof.

     "COMPLETION OF POST-CLOSING RESTRUCTURING" means the obtaining of the documents identified in Part II of Exhibit F.

     "CONFIDENTIAL INFORMATION" means (a) any information concerning the organization, business, technology, trade secrets, know-how, finance, transactions or affairs of any Party or any Party's Representatives (whether conveyed in written, oral or in any other form and whether such information has been furnished before, on or after the date of this Agreement), (b) any information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information and (c) this Agreement, the transactions contemplated hereby, including their existence, the identity of the Investors and their Affiliates, the terms and conditions hereof or any discussions, correspondence or other communications among the Parties or their respective Representatives relating to this Agreement or any of the transactions contemplated hereunder.

     "CONTRACT" means any agreement, lease, license, engagement, evidence of Indebtedness, mortgage, indenture, security agreement, financial instrument, purchase order, commitment, arrangement, understanding or other contract (whether written, oral or otherwise).

     "EMPLOYEE STOCK OPTION PLAN" shall have the meaning set forth in Section
6.2.

     "EMPLOYEE" means any officer or employee including any part-time, regular contract or fixed-term officer or employee.

     "ENCUMBRANCE" means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (iv) any adverse claim as to title, possession or use.

     "ENVIRONMENTAL CLAIM" means, with respect to any Person, any written or oral notice, claim, demand or other communication by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Government Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, any claim by any Government Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     "ENVIRONMENTAL LAW" means any Law relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

     "EQUITY SECURITIES" means the capital stock, membership interests, partnership interests, registered capital or other ownership interest in any Person or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or other ownership interests (whether or not such derivative securities are issued by such Person).

     "EXISTING SHAREHOLDERS" means the existing shareholders of the Company as set forth in Exhibit L attached hereto, each a company incorporated and validly existing under the laws of the British Virgin Islands.

     "GOVERNMENT AUTHORITY" means, with respect to a Person, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any jurisdiction in which such Person conducts business or operations, any other country or territory or any province, state, county, city or other political subdivision thereof.

     "HAZARDOUS MATERIAL" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs), (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import in any language and under any Environmental Law, and
(C) any other chemical or other material or substance, exposure to which is now or hereafter becomes prohibited, limited or regulated by any Government Authority under any Environmental Law.

     "IASB" means the International Accounting Standards Board.

     "IFRS" means the body of pronouncements issued by the IASB, including International Financial Reporting Standards and Interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee.

     "INDEBTEDNESS" of any Person means all obligations (contingent or otherwise) of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

     "INTELLECTUAL PROPERTY" means all patents and patent rights, entity models, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, internet domain names and sub-domains, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes), license rights to use packaged software and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, entity models, trademarks, service marks, copyrights and internet domain names and sub-domains.

     "INVESTMENT ASSETS" means all debentures, notes and other evidences of Indebtedness, Equity Securities, interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned legally or beneficially by the Company or any Subsidiary and issued by any Person other than the Company or any Subsidiary (other than trade receivables generated in the ordinary course of business of the Company and the Subsidiaries).

     "INVESTOR" shall have the meaning set forth in the preamble hereof.

     "INVESTOR INDEMNIFIED PARTIES" means the Investor and each of its Representatives.

     "KNOWLEDGE OF THE COMPANY" or "KNOWN TO THE COMPANY" means the knowledge of the Company or any officer, director or Employee of the Company or any Subsidiary after due inquiry and investigation.

     "LAW" means any law, treaty, statute, ordinance, code, rule or regulation of any Government Authority or any Order.

     "LIABILITIES" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or become due).

     "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Government Authority.

     "LOSS" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses of any kind or nature whatsoever (including interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

     "MATERIAL ADVERSE EFFECT" means an effect of any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or in the aggregate, is or has been, or would reasonably be expected to be, materially adverse to (a) the Business or Condition of the Company, or (b) on the validity or enforceability of this Agreement or any other Transaction Documents or on the ability of the Company, the Founder or the Controlling Shareholder to consummate the transactions contemplated hereby and thereby.

     "MOFCOM" means the Ministry of Commerce or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any government entity which is similarly competent to examine and approve such matters under the Laws of the PRC.

     "OPTION" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any Equity Securities or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of Equity Securities of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any Equity Securities of such Person are voted.

     "ORDER" means any writ, judgment, decree, injunction, award or similar order of any Government Authority (in each such case whether preliminary or final).

     "ORDINARY SHARES" means the Company's ordinary voting shares, par value US$0.0001 per share, including any combinations, splits or reclassifications thereof.

     "OTHER CONTROLLING INDIVIDUALS" means the individuals listed on Exhibit M of this Agreement.

     "OTHER EXISTING SHAREHOLDERS" means the Existing Shareholders other than Yonghua Solar Power Investment Holding Ltd.

     "OUT-OF-POCKET EXPENSES" means expenses of the Investors incurred in connection with the engagement of (i) Milbank, Tweed, Hadley & McCloy LLP, Fangda Partners and Walkers in connection with the transactions contemplated hereunder and otherwise arising from, related to or in connection with the preparation, execution, delivery and performance of this Agreement and each other Transaction Document and (ii) the Hong Kong office of Deloitte Touche & Tohmatsu for the tax-related due diligence in connection the transactions contemplated in this Agreement.

     "PARTIES" means collectively the Investors, the Company, the Founder, and the Controlling Shareholder. Each of the Parties shall be referred to as "PARTY."

     "PERMITTED TRANSFEREE" shall have the meaning set forth in Section 14.3(b) of this Agreement.

     "PERSON" means an individual, firm, corporation, partnership, association, limited liability company, union, trust or estate or any other entity or organization whether or not having separate legal existence, including any Government Authority.

     "POST-CLOSING RESTRUCTURING" means each of the transactions identified in
Part II of Exhibit F hereto.

     "PRC" means the People's Republic of China, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan for the sole purpose of this Agreement.

     "PRE-CLOSING RESTRUCTURING" means each of the transactions identified in
Part I of Exhibit F hereto.

     "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

     "REPRESENTATIVES" means with respect to any Person, such Person's directors, officers, Employees, agents, Affiliates, partners, counsel, legal and financial advisers, accountants, consultants and controlling persons.

     "RESTRUCTURING" means each of the transactions identified in Exhibit F hereto, which include the Pre-Closing Restructuring and Post-Closing Restructuring.

     "RMB INVESTMENT AMOUNT" means the RMB equivalent of the Investor Aggregate Purchase Price paid by each Investor at the Closing, calculated at the middle rate of exchange between RMB and U.S. Dollars published by the People's Bank of China as of the date of this Agreement and acknowledged by the Parties in the form attached hereto as Exhibit H.

     "SAFE" means the State Administration of Foreign Exchange of the PRC, and any PRC governmental body that is a successor thereto.

     "SAIC" means the State Administration of Industry and Commerce or, with respect to the issuance of any business license or filing or registration to be effected with or by the State Administration of Industry and Commerce, any government entity which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

     "SERIES A CONVERTIBLE PREFERENCE SHARES" means the Company's series A convertible preference shares, par value US$0.0001 per share, with terms as set forth in the Articles of Incorporation in substantially the form attached hereto as Exhibit E.

     "SHAREHOLDERS AGREEMENT" means the shareholders agreement to be entered into on or prior to the Closing, a form of which is attached hereto as Exhibit C.

     "SHARES" means Ordinary Shares and the Series A Convertible Preference Shares.

     "SOLARFUN JIANGSU" means Jiangsu Linyang Solarfun Co., Ltd. (CHINESE CHARACTERS), a limited liability company incorporated and validly existing under the Laws of the PRC and a wholly owned Subsidiary of Solar Power BVI.

     "SOLAR POWER BVI" means Linyang Solar Power Investment Holding Ltd., a business company incorporated and validly existing under the Laws of the British Virgin Islands and a wholly owned Subsidiary of the Company.

     "SUBSIDIARY" means any Person which the Company controls, directly or indirectly. For purposes of this definition, "control" has the meaning set forth above under the definition of "Affiliate."

     "TAX" means any form of taxation (including any value added, excise, use, personal property, use and occupancy, business and occupation, mercantile, real estate, payroll, franchise or capital gains tax), estate duty, customs duty, deduction, withholding, duty, impost, levy or fee or charge levied, collected, withheld or assessed by any Government Authority and any interest, penalty, surcharge or fine in connection therewith or any other measure of tax.

     "TAX RETURNS" shall have the meaning set forth in Section 3.12 hereof.

     "TRANSACTION DOCUMENTS" means this Agreement, the Shareholders Agreement and each of the agreements and documents set forth in Schedule 7.9 hereto, including without limitation this Agreement and the Shareholders Agreement.

     "US GAAP" means U.S. generally accepted accounting principles , consistently applied throughout the specified period and in the immediately prior comparable period.

     1.2 CONSTRUCTION. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, words such as "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular clause or sub-clause of this Agreement, and references herein to "articles" or "clauses" refer to articles or clauses of this Agreement. Unless otherwise specified, references herein to the word "including" shall be deemed to be followed by words "without limitation" or "but not limited to," as applicable, or words of similar import. In the event that any translated version of this Agreement differs from the English version, the English version shall control. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.


                                   ARTICLE II


                         PURCHASE OF THE CLOSING SHARES

     2.1 PURCHASE OF THE CLOSING SHARES. At the Closing, and subject to the terms and conditions of this Agreement, each Investor shall purchase from the Company and the Company shall issue to each Investor that number of Series A Convertible Preference Shares set forth opposite each Investor's name on Exhibit A attached hereto. If the purchase and sale of the Closing Shares is consummated in accordance with this Agreement, the equity percentage (the "INVESTOR INITIAL SHARE PERCENTAGE") held by each Investor in the Company on an as converted and fully-diluted basis (excluding the number of Ordinary Shares to be issued by the Company pursuant to the Employee Stock Option Plan) shall be calculated based on the following formula:

                                        RMB Investment Amount
 Investor Initial Share Percentage = ----------------------------
                                          8 x RMB 120 million

The Investor Initial Share Percentage upon the Closing is set forth in Exhibit A-1 hereof.

     2.2 PURCHASE PRICE. At the Closing and subject to the terms and conditions of this Agreement, each Investor will pay a purchase price per Series A Convertible Preference Share (the "PURCHASE Price") representing (x) the Aggregate Purchase Price divided by (y) the number of the Closing Shares. The aggregate purchase price for the Closing Shares shall be Forty Eight Million US Dollars (US$48,000,000) (the "AGGREGATE PURCHASE PRICE") and the aggregate purchase price to be paid by each Investor (the "INVESTOR AGGREGATE PURCHASE PRICE") at the Closing for the number of Series A Convertible Preference Shares sold to such Investor and its equivalent RMB Investment Amount are set forth on Exhibit A-1 attached hereto.

     2.3 CLOSING. Subject to the terms and conditions of this Agreement, the closing (the "CLOSING") shall take place on the Closing Date at the offices of Milbank, Tweed Hadley & McCloy LLP, 3007 Alexandra House, 16 Chater Road, Hong Kong, or at such other time and place as the Parties mutually agree. At Closing:

     (a) The Company shall deliver or cause to be delivered to each Investor (i) a share certificate in a form attached hereto as Exhibit B representing the number of Series A Convertible Preference Shares sold to such Investor and (ii) a copy of the Company's register of members certified by an authorized officer of the Company on which such Investor shall be registered as a record owner of the number of Series A Convertible Preference Shares sold to such Investor;

     (b) (i) Fifty percent (50%) of the Aggregate Purchase Price shall be paid by the Investors to the Company by wire transfer of immediately available funds to a bank account opened by the Company prior to the Closing with the Standard Chartered Bank, Shenzhen Branch; provided that prior to the Completion of Post-Closing Restructuring, any disbursement and use of funds from this account shall require co-signatures by one (1) representative designated by CVCI, one
(1) representative designated by Hony, one (1) representative designated by LC, and one (1) representative designated by the Company; and (ii) the remaining balance of the Aggregate Purchase Price shall be paid by the Investors to the Company by wire transfer of immediately available funds to an account to be designated by the Company at least five (5) Business Days prior to the Closing.

     (c) Each Party shall complete or deliver, as applicable, each other item that is to be completed or delivered by it at Closing in accordance with this Agreement and applicable Law.

     2.4 SECOND CLOSING.

     (a) Subject to the condition set forth in Section 8.5 hereof, the Purchase Price shall be adjusted downward and the adjusted purchase price (the "ADJUSTED PURCHASE PRICE") shall be the result representing (x) Fifty Three Million US Dollars divided by (y) the number of the Closing Shares (including the number of Series A Convertible Preference Shares to be issued at the Second Closing). The Company shall issue to each of the Investors such additional number of Series A Convertible Preference Shares for no additional consideration so that the total number of Series A Convertible Preference Shares owned by each Investor will equal to the result representing (x) the Investor Aggregate Purchase Price divided by (y) the Adjusted Purchase Price. In addition, Good Energies shall purchase from the Company and the Company shall issue to Good Energies that number of Series A Preference Shares at the Adjusted Purchase Price for an aggregate purchase price of Five Million US Dollars (US$5,000,000). The number of additional Series A Convertible Preference Share issued to each Investor under this Section 2.4 is set forth in Exhibit A-2 hereto.

     (b) The closing for the issuance of additional Series A Convertible Preference Shares under this Section 2.4 (the "SECOND CLOSING") shall take place as soon as practical after the condition set forth in Section 8.5 of this Agreement is satisfied and, at the Second Closing, the Company shall deliver or cause to be delivered to each Investor (i) a share certificate in a form attached hereto as Exhibit B representing the number of Series A Convertible Preference Shares issued to such Investor under this Section 2.4 and (ii) a copy of the Company's register of members certified by an authorized officer of the Company on which such Investor shall be registered as a record owner of the number of Series A Convertible Preference Shares issued to such Investor under this Section 2.4. In the event that the Second Closing takes place in accordance with the terms and conditions of this Agreement, the Investor Initial Share Percentage, Investor Aggregate Purchase Price and the RMB Investment Amount with respect to Good Energies shall be reflected to take into account Good Energies' aggregate investment amount at both the Closing and the Second Closing. The Investor Initial Share Percentage, Investor Aggregate Purchase Price and RMB Investment Amount upon the Second Closing are also set forth in Exhibit A-2 of this Agreement.

     2.5 PURCHASE PRICE ADJUSTMENTS.

     (a) On the date the 2006 Financial Statements are issued (the "ADJUSTMENT DATE"), if the 2006 Audited Net Profit of the Company shall be greater than RMB120 million, the Purchase Price shall be adjusted upward and certain number of Series A Convertible Preference Shares sold to the Investors shall be redeemed for no consideration so that each Investor's adjusted share percentage (each an "INVESTOR ADJUSTED SHARE PERCENTAGE") in the Company after such adjustment shall be equal to the result calculated in accordance with the following formula:

                                         RMB120 million
       A = B x -----------------------------------------------------------------
                RMB120 million + (2006 Audited Net Profit -- RMB120 million) / 2

For purpose of the foregoing formula, the following definition shall apply:

     (i)  A shall mean the Investor Adjusted Share Percentage; and

     (ii) B shall mean the Investor Initial Share Percentage.

provided that, in the event that the Company completes an initial public offering prior to the Adjustment Date, each of the Investors shall transfer to the Existing Shareholders, free and clear of all Encumbrances and for no consideration, certain number of Ordinary Shares converted from the Closing Shares held by the Investors on a pro rata basis of the aggregate Closing Shares held by the Investors, so that each Investor's adjusted share percentage will be equal to the result calculated in accordance with the formula set forth in this
Section 2.5(a); and provided further that, to the extent that the 2006 Audited Net Profit shall be greater than RMB158 million, the adjustment shall be made in accordance with the formula provided above as if the 2006 Audited Net Profit is equal to RMB158 million.

     (b) On the Adjustment Date, if the 2006 Audited Net Profit of the Company shall be less than RMB120 million, then the Purchase Price will be adjusted downward and the Company will issue a number of the Company's Series A Convertible Preference Shares as bonus Shares to the Investor (for which the Investor shall not be required to pay) so that each Investor's adjusted share percentage in the Company after such adjustment shall be such Investor's Investor Initial Share Percentage multiplied by (x) RMB120 million divided by
(y) the 2006 Audited Net Profit; provided that in the event that the Company completes an initial public offering prior to the Adjustment Date, the Company shall not be obligated to issue any additional shares to the Investors and each of the Founder and the Other Existing Shareholders shall, and each of the Controlling Shareholder and the Other Controlling Individuals shall cause each of the Founder and the Other Existing Shareholders to, transfer to the Investors, for no consideration, certain number of Ordinary Shares of the Company held by the Founder and the Other Existing Shareholders on a pro rata basis based on the total number of Ordinary Shares held thereby, free and clear of all Encumbrances, so that each Investor's adjusted share percentage will be equal to the result calculated in accordance with the formula set forth in the first sentence of this Section 2.5(b); and provided further that, in the event that the Company completes an initial public offering prior to the Adjustment Date, to the extent that the 2006 Audited Net Profit shall be lower than RMB100 million, the adjustment shall be made in accordance with the formula provided in the first sentence of this Section 2.5(b) as if the 2006 Audited Net Profit is equal to RMB100 million.


                                   ARTICLE III


           REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE FOUNDER AND
                          THE CONTROLLING SHAREHOLDER

     The Company, the Founder and the Controlling Shareholder hereby jointly and severally represent and warrant to the Investor as of the date hereof and as of the Closing Date (unless a representation or warranty is specified to be made as of another time, in which it shall be made at such other time) as follows:

     3.1 ORGANIZATION. The Company is an exempted limited liability company duly organized, validly existing and in good standing under the laws of the Cayman Islands. The Company has the full corporate power and authority to conduct its business as and to the extent now conducted or as proposed to be conducted and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. A true, complete and up-to-date copy of the Articles of Incorporation have been delivered to the Investors.

     3.2 AUTHORITY.

     (a) Each of the Company, the Founder and the Controlling Shareholder has all requisite power and authority to execute and deliver each of the Transaction Documents to which it is a party and to carry out and perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and each other Transaction Document to which it is a party and the performance by the Company of each of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action of the Company (including all necessary corporate action).

     (b) This Agreement has been duly and validly executed and delivered by the Company, the Founder and the Controlling Shareholder and, assuming due authorization, execution and delivery by the Investors, constitutes a legal, valid and binding obligation of the Company, the Founder and the Controlling Shareholder, enforceable against the Company, the

Founder and the Controlling Shareholder in accordance with its terms. Each of the Transaction Documents other than this Agreement, when executed and delivered by the Company, the Founder and/or the Controlling Shareholder, as the case may be, will, assuming due authorization, execution and delivery by the Investors, constitute, a legal, valid and binding obligation of the Company, the Founder and/or the Controlling Shareholder, as the case may be, enforceable against the Company, the Founder and/or the Controlling Shareholder, as the case may be, in accordance with its terms.

     (c) The authorization, issuance (or reservation for issuance), sale and delivery of the Closing Shares being sold hereunder (including as a result of any purchase price adjustment pursuant to Section 2.5 hereof) and the Ordinary Shares issuable upon conversion of the Closing Shares has been taken or will be taken prior to the Closing.

     3.3 VALID ISSUANCE OF PREFERENCE AND ORDINARY SHARES. The Closing Shares being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances, and free of restrictions on transfer other than restrictions on transfer under U.S. federal securities laws, and a certificate or certificates will be delivered to each Investor at the Closing (or the Second Closing as the case may be) to evidence the number of Series A Convertible Preference Shares that each Investor will own upon the Closing (or the Second Closing as the case may be). The entry of the Investors' names into the register of members of the Company will transfer to the Investors good and valid title to such Closing Shares, free and clear of all Encumbrances, except for restrictions on transfer under the Shareholders Agreement. The Ordinary Shares issuable upon conversion of the Closing Shares has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Articles of Incorporation, will be duly and validly issued, fully paid and nonassessable, free of clear of all Encumbrances and free of restrictions on transfer other than restrictions on transfer under U.S. federal securities laws and the Shareholders Agreement.

     3.4 CAPITAL STOCK.

     (a) Immediately prior to the Closing, the authorized share capital of the Company consists of (a) 100,000,000 shares of preference shares, par value US$0.0001 per share, all of which have been designated Series A Convertible Preference Shares, none of which are issued and outstanding and (b) 400,000,000 Ordinary Shares, par value US$0.0001 per share, of which 100,350,000 are issued and outstanding. Each of the issued and outstanding Shares, have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in
Schedule 3.4(a) attached hereto, there are no outstanding Options, right of first refusal, preemptive rights or other rights or agreements, either directly or indirectly, to purchase or otherwise acquire or issue any Equity Securities of the Company.

     (b) No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any Equity Securities or rights to purchase Equity Securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidation, sale of stock or assets, change in control or any other transaction(s) by the Company.

     3.5 SUBSIDIARIES.

     (a) Schedule 3.5(a) accurately lists the name and the jurisdiction of organization of each Subsidiary. Each Subsidiary is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation, and has full corporate power and authority to conduct its business as and to the extent now conducted or as proposed to be conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business in each jurisdiction in which it currently conducts business and has all necessary licenses, franchises, concessions, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all Government Authorities to own, use and lease its Assets and Properties and to conduct business. All filings and registrations with the relevant PRC Government Authority required in respect of all Subsidiaries which are incorporated under the Laws of the PRC, including but not limited to registration with MOFCOM, SAIC and SAFE have been duly and timely completed in accordance with the relevant PRC Laws, except for such failures that would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company, the Founder nor the Controlling Shareholder has any reason to believe that any Government Authority is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits and the Company and each of its Subsidiaries are in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all respects. A true, complete and up-to-date copy of the articles of incorporation and/or other constitutional documents of each Subsidiary has been delivered to the Investors, and such constitutional documents have been duly adopted and approved or issued (as applicable) by the appropriate authorities and are valid and in full force and effect.

     (b) Schedule 3.5(b) accurately lists for each Subsidiary, the amount of its authorized capital stock, the amount of its outstanding capital stock or its equivalent and the record owners and beneficial owners, if different from the record owners, of such outstanding capital stock or its equivalent. All of the outstanding shares of capital stock or its equivalent of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and legally by the Company or Subsidiaries wholly owned by the Company free and clear of all Encumbrances. There are no outstanding Options or other rights, agreements, arrangements or commitments to which any Subsidiary is a party or by which any Subsidiary is bound relating to the issued or unissued shares of capital stock or its equivalent or any security of any kind convertible into or exchangeable for any shares of capital stock of any Subsidiary.

     (c) Except in respect of any interest held in any Subsidiaries, none of the Company or any Subsidiaries owns or controls, directly or indirectly, any interest in any other Person. Except as set forth in Schedule 3.5(c), none of the Company or any Subsidiary maintains any offices or any branches. The Company does not have any Assets or Properties other than its equity interest in the Subsidiaries. In respect of any ownership interest held in a Subsidiary by the Company or another Subsidiary, (i) the Company or such other Subsidiary holds good and valid title to such ownership interest free and clear of all restrictions on transfer or other encumbrances, other than those restrictions on transfer or other encumbrances created by the Transaction Documents, (ii) such ownership interest was acquired in compliance with all applicable Laws, including those promulgated by SAFE and those regulating the offer, sale or issuance of securities generally, and (iii) there are no outstanding Options or rights for the purchase or acquisition from the Company or such other Subsidiary of such ownership interest.

     (d) The Subsidiaries are not prohibited, directly or indirectly, from making any payments, dividends or other distributions to the Company or from making any other distribution on the Subsidiaries' equity interest or from transferring any of the Subsidiaries' property or assets to the Company. All dividends and other distributions declared and payable upon the equity interest in the Subsidiaries to the Company may be converted into foreign currency that may be freely transferred out of the PRC.

     3.6 NO CONFLICTS. The execution and delivery by the Company, the Founder and the Controlling Shareholder of this Agreement and each other Transaction Document to which it is a party does not, and the performance by the Company, the Founder and the Controlling Shareholder of each of their respective obligations under this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including without limitation the Restructuring, will not:

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the formation and/or constitutional documents of the Company or any Subsidiary;

     (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company, any Subsidiary, the Founder or the Controlling Shareholder, or any of their respective Assets and Properties; or

     (c) except as disclosed in Schedule 3.6 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company, any Subsidiary, the Founder or the Controlling Shareholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Encumbrance upon the Company, any Subsidiary, the Founder or the Controlling Shareholder or any of their respective Assets and Properties under, any Contract or License to which the Company, any Subsidiary, the Founder or the Controlling Shareholder is a party or under which any of their respective Assets and Properties is bound.

     3.7 GOVERNMENTAL APPROVALS AND FILINGS. Except as disclosed in Schedule 3.7 hereto, no consent, approval, order, license, authorization or action of, or registration, qualification, designation, declaration or filing with, or notice to any Government Authority on the part of the Company, any Subsidiary, the Founder or the Controlling Shareholder is required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which any of them is a party or the consummation of the transactions contemplated hereby or thereby, including without limitation the Restructuring, or for the normal business operations of the Company or any Subsidiary.

     3.8 BOOKS AND RECORDS. The minute books and other similar records of the Company and the Subsidiaries as made available to the Investors prior to the execution of this Agreement contain a true and complete record of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders, the boards of directors and any committees of the boards of directors of the Company and each of the Subsidiaries. The stock transfer ledgers and other similar records of the Company and each of the Subsidiaries as made available to the Investors prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the Shares of the Company and the Subsidiaries. Neither the Company nor any Subsidiary has any of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or such Subsidiary.

     3.9 FINANCIAL STATEMENTS. Prior to the execution of this Agreement, the Company has delivered to the Investors true and complete copies of the consolidated financial statements of Solarfun Jiangsu audited by Ernst & Young for the fiscal years ended on December 31, 2004 and December 31, 2005, including notes thereto, and unaudited consolidated financial statements of Solarfun Jiangsu as of and for the three-month period ended on March 31, 2006 (such audited and unaudited financial statements collectively the "FINANCIAL STATEMENTS"). Except as set forth in the notes thereto, the Financial Statements
(i) were prepared in accordance with IFRS, (ii) fairly present the financial condition and results of operations of each Subsidiary of the Company as of the date thereof and for the period covered thereby, and (iii) were compiled from the Books and Records of the Subsidiaries of the Company regularly maintained by management and used to prepare the financial statements of the Subsidiaries of the Company in accordance with the principles stated therein. The Subsidiaries have maintained their respective Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with IFRS. Except for those Subsidiaries listed in Schedule 3.9, the financial condition and results of operations of each Subsidiary are, and for all periods referred to in this Section 3.9 have been, consolidated with those of Solarfun Jiangsu.

     3.10 ABSENCE OF CHANGES. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since December 31, 2005 there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the Business or Condition of the Company or its Subsidiaries. Without limiting the foregoing, except as disclosed in Schedule 3.10, there has not occurred since December 31, 2005:

     (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the Equity Securities of the Company or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any such Equity Securities of or any Option with respect to the Company or any Subsidiary;

     (b) any authorization, issuance, sale or other disposition by the Company or any Subsidiary of any Equity Securities of or Option with respect to the Company or any Subsidiary, or any modification or amendment of any right of any holder of any outstanding Equity Securities of or Option with respect to the Company or any Subsidiary;

     (c) (x) any increase in the salary, wages or other compensation of any officer, Employee or consultant of the Company or any Subsidiary, (y) any establishment or modification of (A) target, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment related Contract or other Employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment related Contract or other Employee compensation arrangement, or (z) any adoption, entering into or becoming bound by any Benefit Plan, employment related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment related Contract or collective bargaining agreement;

     (d) (A) incurrence by the Company or any Subsidiary of Indebtedness other than in the ordinary course of business or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any Subsidiary under, any Indebtedness of or owing to the Company or any Subsidiary other than in the ordinary course of business;

     (e) any physical damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting any of the plant, real or personal property or equipment of the Company or any Subsidiary;

     (f) any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, or (y) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company or any Subsidiary;

     (g) any write off or write down of or any determination to write off or write down any of the Assets and Properties of the Company or any Subsidiary;

     (h) any acquisition or disposition of, or incurrence of an Encumbrance on, any Assets and Properties of the Company or any Subsidiary exceeding RMB10 million;

     (i) any (w) amendment of the Articles of Incorporation or the articles of incorporation or other constitutional documents of any Subsidiary, (x) recapitalization, reorganization, composition, liquidation or dissolution of the Company or any Subsidiary, (y) merger or other business combination involving the Company or any Subsidiary with any other Person or (z) any Bankruptcy Event with respect to the Company or any Subsidiary;

     (j) any material amendment, material modification, or termination (partial or complete) or any material waiver under or material consent with respect to
(A) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in Schedule 3.18(a) or (B) any License held by the Company or any Subsidiary;

     (k) capital expenditure or commitments for additions to property, plant or equipment of the Company and the Subsidiaries constituting capital assets;

     (l) any commencement or termination by the Company or any Subsidiary of any line of business;

     (m) any transaction by the Company or any Subsidiary with any Existing Shareholder or any Representative of any Existing Shareholder;

     (n) any change in the accounting methods or practices followed by the Company or any Subsidiary;

     (o) any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

     (p) any other transaction involving or development affecting the Company or any Subsidiary outside the ordinary course of business consistent with past practice.

     3.11 NO UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the balance sheets included in the Financial Statements or in the notes thereto, there are no Liabilities against, relating to or affecting the Company or any Subsidiary or any of their respective Assets and Properties, other than Liabilities which, individually or in the aggregate, are not material to the Business or Condition of the Company or any Subsidiary.

     3.12 TAXES.

     (a) The Company and each Subsidiary has filed all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) ("TAX RETURNS") that it was required to file in accordance with all applicable Laws. All such Tax Returns were true, correct and complete. All Taxes which have become due and payable by the Company and each Subsidiary (whether or not shown on any Tax Return) have been fully paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a Government Authority in a jurisdiction where the Company or any Subsidiary does not file Tax returns that the Company or any Subsidiary is or may be subject to Taxation by that jurisdiction. There are no security interests on any of the Assets and Properties of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, creditor, independent contractor, or other third party in accordance with applicable Law and procedure.

     (c) Neither the Company nor any Subsidiary is aware of any statement of deficiency, assessment of additional Taxes or any claim or dispute regarding the Tax liability of the Company or any Subsidiary for any period for which Tax Returns have been filed. Each Subsidiary of the Company has delivered to the Investors correct and complete copies of all Tax Returns for the past two (2) complete fiscal years and all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary.

     (d) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     3.13 LEGAL PROCEEDINGS. Except as disclosed in Schedule 3.13:

     (a) there are no Actions or Proceedings pending or, to the Knowledge of the Company, the Founder or the Controlling Shareholder, threatened against, relating to or affecting any of the Existing Shareholders, the Company or any Subsidiary or any of their respective Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, including without limitation the Restructuring, or otherwise result in a material diminution of the benefits contemplated by this Agreement or any other Transaction Document to the Investors, or (ii) if determined adversely to any Existing Shareholder, the Company or a Subsidiary, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company or any Subsidiary that would interfere in any material respect with its business or operations or (y) Losses by the Company or any Subsidiary, individually or in the aggregate in respect of other such Actions or Proceedings, exceeding RMB100,000;

     (b) there are no Orders outstanding against the Company, any Subsidiary, the Founder or the Controlling Shareholder.

Prior to the execution of this Agreement, the Company has delivered to the Investors all responses of counsel for the Company and the Subsidiaries to auditors' requests for information delivered in connection with the Financial Statements (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company or any Subsidiary.

     3.14 COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in Schedule 3.14, neither the Company nor any Subsidiary is or has at any time within the last three years been, or has received any notice that it is or has at any time within the last three years been, in violation of or in default under any Law or Order applicable to the Company or any Subsidiary or any of their respective Assets and Properties, except for such violations or defaults that, individually or in the aggregate, would not have a Material Adverse Effect.

     3.15 REAL PROPERTY.

     (a) Schedule 3.15(a)-1 hereto lists all real properties owned by the Company or any of its Subsidiaries. Except as disclosed in Schedule 3.15(a)-2, each of the Company and the Subsidiaries has good and marketable title to each parcel of real property owned by it, free and clear of all Encumbrances. Each of the Company and the Subsidiaries is in possession of each parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon. The Company and the Subsidiaries have adequate rights of ingress and egress with respect to the real property owned or leased by each of them and all buildings, structures, facilities, fixtures and other improvements thereon. None of such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

     (b) Schedule 3.15(b) hereto lists all real properties leased by the Company or any of its Subsidiaries. Each of the Company and the Subsidiaries has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof. Each lease under which the Company or a Subsidiary leases real property is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or such Subsidiary and of each other Person that is a party thereto.

     (c) The improvements on the real property owned or leased by the Company and/or its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, there are no condemnation or appropriation proceedings pending or to the Knowledge of the Company, the Founder or the Controlling Shareholder threatened against any of such real property or the improvements thereon.

     3.16 TANGIBLE PERSONAL PROPERTY; INVESTMENT ASSETS.

     (a) Each of the Company and the Subsidiaries is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all machinery, equipment, furniture, fixtures, vehicles and other properties and assets used in or reasonably necessary for the conduct of its business, including all such property reflected on the balance sheets included in the Financial Statements and such property acquired since December

31, 2005 other than property disposed of since such date in the ordinary course of business consistent with past practice. All such property is free and clear of all Encumbrances and is in good working order and condition, ordinary wear and tear excepted, and its use complies with all applicable Laws. All requisite formalities in respect of the importation of machinery, equipment, parts, tools and materials by each of the Company and the Subsidiaries have been complied with in accordance with applicable laws and regulations.

     (b) Schedule 3.16 describes each Investment Asset owned by the Company or any Subsidiary on the date hereof valued in excess of RMB1,000,000. All such Investment Assets are owned by the Company or its Subsidiary free and clear of all Encumbrances.

     3.17 INTELLECTUAL PROPERTY RIGHTS. Schedule 3.17(a) hereto lists all Intellectual Property used by the Company and its Subsidiaries in the conduct of their respective businesses. The Company or a Subsidiary has all rights, titles and interests in or valid and binding rights under Contract to use the Intellectual Property used by it in the conduct of its business. Except as disclosed in Schedule 3.17(b), (i) the Company or a Subsidiary has the exclusive right to use the Intellectual Property utilized in the conduct of its business,
(ii) all registrations with and applications to any Government Authority in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Company or a Subsidiary to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by the Company or any Subsidiary in respect of such Intellectual Property, (iv) the Company has delivered to the Investors prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all respects and sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person, (v) the Company and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (vi) neither the Company nor any Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use such Intellectual Property and (vii) to the Knowledge of the Company, the Founder or the Controlling Shareholder, no such Intellectual Property is being infringed by any other Person. None of the Existing Shareholders, the Company or any Subsidiary has received notice that the Company or any Subsidiary is infringing any Intellectual Property of any other Person, and no claim is pending or, to the Knowledge of the Company, the Founder or the Controlling Shareholder, has been made to such effect that has not been resolved and, to the Knowledge of the Company, the Founder or the Controlling Shareholder, neither the Company nor any Subsidiary is infringing any Intellectual Property of any other Person.

     3.18 CONTRACTS AND PRODUCT CERTIFICATIONS.

     (a) Schedule 3.18(a) contains a true and complete list of each of the following Contracts or other material arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to the Investors prior to the execution of this Agreement), to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound, including, but not limited to the following:

     (i) (A) all Contracts providing for a commitment of employment or consultation services or otherwise relating to employment or the termination of employment which exceeds the amount of RMB200,000 per annum; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any management or executive level Employee;

     (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or any Subsidiary;

     (iii) all partnership, joint venture, shareholders or other similar Contracts with any Person;

     (iv) all Contracts relating to Indebtedness of the Company or any Subsidiary exceeding RMB30 million or to any preferred stock issued by the Company or any Subsidiary;

     (v) all warranties, guaranties or similar undertakings with respect to contractual performance extended by the Company or any Subsidiary other than in the ordinary course of business;

     (vi) all Contracts with distributors, dealers, manufacturers representatives, sales agencies or franchisees exceeding RMB5 million in value;

     (vii) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties with a value exceeding RMB10 million and (B) any merger or other business combination;

     (viii) all Contracts between or among the Company and any Subsidiary relating to Indebtedness or the provision of services between such entities;

     (ix) all Contracts that (A) limit or contain restrictions on the ability of the Company or any Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its Equity Securities, to incur Indebtedness, to incur or suffer to exist any Encumbrance, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any business combination, (B) require the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition or (C) limit or contain restrictions on the powers and voting rights of the shareholders of any Subsidiary;

     (x) all Contracts requiring the Company or any Subsidiary to make future capital contribution to any entity;

     (xi) all management, service, consulting or any other similar type of Contracts requiring payment of fees in excess of RMB500,000 per annum;

     (xii) all collective bargaining agreements with any labor union or other representative of employees;

     (xiii) all Contracts that require a consent to or otherwise contains a provision relating to a "change of control," or all Contracts that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents to which the Company or any Subsidiary is a party or that would trigger, give rise to, accelerate or augment any liabilities or terminate or modify any rights of the Company or any Subsidiary as a result of the consummation of the transactions contemplated hereby and thereby;

     (xiv) all other Contracts that (A) involve the payment or potential payment, pursuant to the terms of such Contract, by or to the Company or any Subsidiary of more than RMB500,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in material cost or penalty to the Company or any Subsidiary;

     (xv) any other Contract material to the Business and Condition or Assets and Properties of the Company or any of its Subsidiaries; or

     (xvi) any amendment, modification or supplement in respect of any of the foregoing made other than in the ordinary course of business consistent with past practice.

     (b) Each Contract required to be disclosed in Schedule 3.18(a) hereto, including without limitation the Purchase Agreement (CHINESE CHARACTERS) dated as of May 12, 2006 between Jiangsu Linyang Solarfun Co., Ltd. (CHINESE CHARACTERS) and Jiangxi Saiwei LDK Solar Energy High Technology Co., Ltd. (CHINESE CHARACTERS) and the Cooperation Agreement (CHINESE CHARACTERS) dated as of May 15, 2006 between Jiangsu Linyang Solarfun Co., Ltd. (CHINESE CHARACTERS) and Jinzhou Yangguang Energy Co., Ltd. (CHINESE CHARACTERS), is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in
Schedule 3.18(b) hereto neither the Company nor any Subsidiary is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) or has any Knowledge that any other party to any such Contract is in violation or breach of or default in any respect under any such Contract (or with notice or lapse of time or both, would be in violation of or default under any such Contract).

     (c) Schedule 3.18(c) hereto provides a complete list of all product certifications that have been obtained by the Company and its Subsidiaries. The Company and its Subsidiaries have all product certifications necessary to permit the Company and its Subsidiaries to perform their respective obligations under any Contract or otherwise to engage in the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted and such product certifications shall be in full force and effect.

     3.19 LICENSES. Schedule 3.19 hereto contains a true and complete list of all Licenses used in and material, individually or in the aggregate, to the business or operations of the Company or any Subsidiary (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, the Company has delivered to the Investors true and complete copies of all such Licenses. Except as disclosed in Schedule 3.19:

     (i) the Company and each Subsidiary owns or validly holds all Licenses that are material, individually or in the aggregate, to its business or operations;

     (ii) each License listed in Schedule 3.19 is valid, binding and in full force and effect; and

     (iii) neither the Company nor any Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

     3.20 INSURANCE. Schedule 3.20 hereto provides a complete list of all insurance policies to which the Company or any Subsidiary is a party. The Company and each Subsidiary maintain suitable and customary insurance coverage for their business as presently conducted and such insurance coverage will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each insurance policy to which the Company or any Subsidiary is a party is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company, any Subsidiary nor any other Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The insurance policies to which the Company or any Subsidiary is a party are placed with financially sound and reputable insurers and, in light of the respective business, operations and Assets and Properties of the Company and the Subsidiaries, are in amounts and have coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such Assets and Properties. Neither the Company, any Subsidiary nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

     3.21 RELATED PARTY TRANSACTIONS. Except as disclosed in Schedule 3.21(a) hereto, no employee, officer, director or shareholder of the Company or any Subsidiary or any Affiliate of any of them (a "RELATED PARTY") or member of such Related Party's immediately family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company, or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them other than (a) for payment of salary for services rendered not exceeding amounts equal to one month's salary, (b) reimbursement for reasonable expenses incurred on behalf of the Company or the Subsidiary, and
(c) for other standard employee benefits made generally available to all employees, which indebtedness described in clauses (a)-(c) is incurred in the ordinary course of business consistent with past practice. Except as disclosed in Schedule 3.21(b), none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm or corporation that competes with the Company or any Subsidiary, except that employees, officers, or directors of the Company and its Subsidiaries and members of such Related Party's immediately families may own shares in publicly traded companies that may compete with the Company or any Subsidiary. No Related Party or member of their immediate family is directly or indirectly interested in any material contract with the Company or any Subsidiary.

     3.22 EMPLOYEES; LABOR RELATIONS.

     (a) Except as disclosed in Schedule 3.22(a) hereto, neither the Company nor any of its Subsidiaries is bound by or subject to any contract, commitment or arrangement with any labor union and no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company or any of its Subsidiaries. Except as disclosed in Schedule 3.22(a), there is no strike or other labor dispute involving the Company or any of its Subsidiaries pending nor, to the Knowledge of the Company, the Founder or the Controlling Shareholder, threatened. Except as set forth in Schedule 3.22(a) hereto, neither the Company, the Founder nor the Controlling Shareholder is aware of the existence of any labor union or any labor union activities involving its employees and neither the Company, the Founder nor the Controlling Shareholder is aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers, customers and contractors. To the Knowledge of the Company, the Founder and the Controlling Shareholder, none of the members of the senior management and the key technical personnel of the Company or its Subsidiaries, including but not limited Hanfei Wang (CHINESE CHARACTERS), Yuting Wang (CHINESE CHARACTERS) and Rongqiang Cui (CHINESE CHARACTERS), is or will be in violation of any judgment, decree or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such person with the Company or its Subsidiaries. Except as disclosed in Schedule 3.22(a), neither the Company nor any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. Neither the Company, the Founder nor the Controlling Shareholder is aware that any officer or key employee, or any group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries, as applicable, nor does the Company nor any of its Subsidiaries have a present intention to terminate the employment of any of the foregoing.

     (b) Except as disclosed in Schedule 3.22(b) hereto, each of the Subsidiaries has complied with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, housing funds, social welfare, social insurance contribution and collective bargaining and none of the Subsidiaries is subject to any investigation or examination by any applicable Government Authority regarding the employment of labor, including but not limited to matters relating to social welfare, employee safety, housing funds and social insurance contribution.

     3.23 EMPLOYEE BENEFITS.

     (a) Except as disclosed in Schedule 3.23(a) hereto, there is no Benefit Plan or Benefit Arrangement of the Company or of any Subsidiary.

     (b) Neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired or former Employees of the Company or any Subsidiary.

     3.24 ENVIRONMENTAL MATTERS. The Company and each Subsidiary has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company or such Subsidiary. Each of such Licenses is in full force and effect and the Company and each of the Subsidiaries is in compliance with the terms and conditions of all such Licenses and with any applicable Environmental Law. In addition, except as set forth in Schedule 3.24 hereto:

     (a) No Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of the Company, the Founder or the Controlling Shareholder, threatened by any Government Authority with respect to any alleged failure by the Company or any Subsidiary to have any License required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company or any of the Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material generated by the Company or any Subsidiary, and to the Knowledge of the Company or the Controlling Shareholder, there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such Order, Environmental Claim, penalty or investigation.

     (b) Neither the Company nor any Subsidiary owns, operates or leases a treatment, storage or disposal facility in violation of any Environmental Law, and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos-containing material is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) no Hazardous Material has been Released in violation of any Environmental Law or otherwise Released, in the cases of clauses (i) through (iv), at, on or under any site or facility now or previously owned, operated or leased by the Company or any Subsidiary. Neither the Company nor any Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location that may lead to Environmental Claims against the Company or any Subsidiary.

     (c) No Hazardous Material generated by the Company or any Subsidiary has been recycled, treated, stored, disposed of or Released by the Company or any Subsidiary at any location in violation of any Environmental Law.

     (d) No Encumbrances have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any Subsidiary, and no Government Authority action has been taken or, to the Knowledge of the Company, the Founder or the Controlling Shareholder, is in process that could subject any such site or facility to such Encumbrances, and neither the Company nor any Subsidiary would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

     (e) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, the Company or any Subsidiary in relation to any site or facility now or previously owned, operated or leased by the Company or any Subsidiary which have not been delivered to the Investors prior to the execution of this Agreement.

     (f) Each party that has contracted with the Company or any Subsidiary with respect to treatment, storage, recycling, transportation or disposal of any Hazardous Material generated by the Company or any Subsidiary has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of its business or operations. Each of such Licenses is in full force and effect and such party is in compliance with the terms and conditions of all such Licenses and with any applicable Environmental Law.

     3.25 SUBSTANTIAL CUSTOMERS AND SUPPLIERS. Schedule 3.25(a) hereto lists the ten (10) largest customers of the Company and the Subsidiaries, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Schedule 3.25(b) hereto lists the ten (10) largest suppliers of the Company and the Subsidiaries, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed in
Schedule 3.25(c) hereto, no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, or sales or provision of services to the Company and the Subsidiaries since December 31, 2005, or to the Knowledge of the Company, the Founder or the Controlling Shareholder, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof. Neither the Company, the Founder, nor the Controlling Shareholder is aware that any of such customer or supplier is subject to a Bankruptcy Event.

     3.26 [INTENTIONALLY DELETED].

     3.27 ACCOUNTS RECEIVABLE. Except as set forth on Schedule 3.27, each of the accounts and notes receivable of the Company and the Subsidiaries reflected on the balance sheets included in the Financial Statements, and all accounts and notes receivable arising subsequent to December 31, 2005, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheets included in the Financial Statements, and (vi) are not the subject of any Actions or Proceedings brought by or on behalf of the Company or any Subsidiary. All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company or a Subsidiary, as the case may be, a perfected security interest in the related collateral, have been taken.

     3.28 INVENTORY. All inventory of the Company and the Subsidiaries reflected on the balance sheets included in the Financial Statements consisted, and all such inventory acquired since December 31, 2005 consists, of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. All items included in the inventory of the Company and the Subsidiaries are the property of the Company and the Subsidiaries, free and clear of any Encumbrances, have not been pledged as collateral, are not held by the Company or any Subsidiary on consignment from others and conform to all standards applicable to such inventory or its use or sale imposed by Government Authorities.

     3.29 DERIVATIVE INSTRUMENTS. Neither the Company nor any of its Subsidiaries is a party to any swaps, caps, floors, futures, forward contracts, option agreements, and any other derivative financial instruments, contracts or arrangements.

     3.30 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with the Investors without the intervention of any Person on behalf of the Company in such manner as to give rise to any valid claim by any Person against the Investors, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

     3.31 ETHICAL PRACTICES. Each of the Existing Shareholders, the Company, any of its Subsidiaries, their respective Affiliates and any other Person acting on behalf of any of them has not, whether in connection with the proposed transactions contemplated under the Transaction Documents or otherwise, (i) knowingly acted in violation of any Laws and Orders applicable to them, or (ii) made any improper payments to public officials in order to secure a business advantage.

     3.32 PRIOR REGISTRATION RIGHTS. Except as to be provided in the Shareholders Agreement, neither the Company nor any of its Subsidiaries is under any contractual obligation to register under the United States Securities Act of 1933, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.

     3.33 NO STATE ASSETS. None of the assets of the Company or any Subsidiary constitute state-owned assets or are required to undergo any form of valuation under applicable Laws of the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated herein or in any of the other Transaction Documents.

     3.34 DISCLOSURE. The Company and its Subsidiaries have provided the Investors with all the information necessary for the Investors to decide whether to subscribe to the Closing Shares. There is no fact known to the Company or any Subsidiary or the Founder or the Controlling Shareholder that has not been disclosed herein or in any other agreement, document or written statement furnished by the Company to the Investors in connection with the transactions contemplated hereby which materially adversely affects, or is reasonably likely to materially adversely affect the business of the Company or of any Subsidiary. No representation or warranty contained in this Agreement, and no statement contained in any Exhibit or Schedule hereto or in any certificate, list or other writing furnished to the Investors pursuant to any provision of this Agreement or in the course of the due diligence conducted in connection with the transactions contemplated hereby (including without limitation the Financial Statements) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV


                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

     Each Investor hereby represents and warrants to the Company, severally and not jointly, as of the date hereof and as of the Closing Date as follows:

     4.1 ORGANIZATION. The Investor is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation. The Investor has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

     4.2 AUTHORITY. The execution and delivery by the Investor of this Agreement and each other Transaction Document to which it is a party, and the performance by the Investor of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on the part of the Investor. This Agreement has been duly and validly executed and delivered by the Investor and constitutes, and upon the execution and delivery by the Investor of each other Transaction Document to which it is a party, such Transaction Documents will constitute, a legal, valid and binding obligation of the Investor enforceable against it in accordance with each of their terms.

     4.3 BROKERS. Except for the Canadian Imperial Bank of Commerce, whose fees, commissions and expenses will be paid by CVCI, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Investor and its Affiliates directly with the Company without the intervention of any Person on behalf of the Investor in such manner as to give rise to any valid claim by any Person against the Company for a finder's fee, brokerage commission or similar payment.

     4.4 PURCHASE ENTIRELY FOR OWN ACCOUNT. Each Investor represents that the Series A Convertible Preference Shares to be purchased by such Investor hereunder and the Ordinary Shares issuable upon conversion thereof will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Investor represents that such Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Closing Shares or any Ordinary Shares issuable upon conversion thereof.

     4.5 RELIANCE UPON INVESTORS' REPRESENTATIONS. Each Investor understands that the Closing Shares, and, if issued, the Ordinary Shares issuable upon conversion, are not registered under the United States Securities Act of 1933, as amended, on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that the Company's reliance on any such exemption is predicated on the Investors' representations set forth herein.

     4.6 RECEIPT OF INFORMATION. Each Investor believes that such Investor has received all the information such Investor considers necessary or appropriate for deciding whether to purchase the Shares. Each Investor further represents that such Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Closing Shares and the business, properties, prospects, and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Investor or to which such Investor had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article III of this Agreement or the right of the Investors to rely thereon.

     4.7 INVESTMENT EXPERIENCE. Each Investor represents that such Investor is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that such Investor can bear the economic risk of such Investor's investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Closing Shares.

     4.8 ACCREDITED INVESTOR. Each Investor represents that such Investor is an "Accredited Investor", as that term is defined in Rule 501 of Regulation D promulgated under the United States Securities Act of 1933, as amended.

     4.9 RESTRICTED SECURITIES. Each Investor understands that the Closing Shares (or the Ordinary Shares issuable upon conversion thereof ) may not be sold, transferred, or otherwise disposed of without registration under the United States Securities Act of 1933, as amended, or an exemption therefrom, and that in the absence of an effective registration statement covering the Closing Shares (or the Ordinary Shares issuable upon conversion thereof ) or an available exemption from registration under the United States Securities Act of 1933, as amended, the Closing Shares (and the Ordinary Shares issuable upon conversion thereof) must be held indefinitely. In particular, each Investor is aware that the Closing Shares (and the Ordinary Shares issuable upon conversion thereof) may not be sold pursuant to Rule 144 promulgated under the United States Securities Act of 1933, as amended, unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company. Each Investor understands that such information is not now available.

     4.10 FURTHER REPRESENTATION BY FOREIGN INVESTORS. With respect to each Investor, if neither the Investor nor any beneficiary of any trust or any investment client for whose account the Investor is purchasing the Series A Convertible Preference Shares is a citizen or resident of the United States or any state, territory or possession thereof, including but not limited to any estate of any such person, or any corporation, partnership, trust or other entity created or existing under the laws thereof, or any entity controlled or owned by any of the foregoing (a "U.S. PERSON"), such Investor hereby represents that such Investor is satisfied as to the full observance of the laws of such Investor's jurisdiction in connection with any invitation to subscribe for the Series A Convertible Preference Shares or any use of this Agreement, including
(i) the legal requirements with such Investor's jurisdiction for the purchase of the Series A Convertible Preference Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, redemption, sale, or transfer of the Series A Convertible Preference Shares. Such Investor's subscription and payment for, and such Investor's continued beneficial ownership of, the Series A Convertible Preference Shares will not violate any applicable securities or other laws of such Investor's jurisdiction.


                                    ARTICLE V


                              PRE-CLOSING COVENANTS

     5.1 CONDUCT OF BUSINESS. The Company and each Subsidiary shall, and the Founder and the Controlling Shareholder shall cause the Company and each Subsidiary to, conduct its business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing, the Company shall, and the Founder and the Controlling Shareholder shall cause the Company to:

     (a) Use and the Company shall cause each Subsidiary to use its best efforts to (i) preserve intact the present business organization and reputation of the Company and the Subsidiaries, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, Employees and consultants of the Company and the Subsidiaries, (iii) maintain the Assets and Properties of the Company and the Subsidiaries in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of customers, suppliers, lenders and other Persons to whom the Company or any Subsidiary sells goods or provides services or with whom the Company or any Subsidiary otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations of the Company and the Subsidiaries;

     (b) (i) maintain and the Company shall cause each Subsidiary to maintain the Books and Records in the usual, regular and ordinary manner, (ii) not make or permit to be made any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, or (B) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes and (iii) not make or permit to be made any change in the fiscal year of the Company or any Subsidiary;

     (c) (i) use and the Company shall cause each Subsidiary to use its best efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in
Schedule 3.20 hereto, (ii) use its best efforts to cause such insurance coverage held by any Person (other than the Company or any Subsidiary) for the benefit of the Company or any Subsidiary to continue to be provided at the expense of the Company and the Subsidiaries after the Closing on substantially the same terms and conditions as provided on the date of this Agreement and (iii) cause any and all benefits under such Contracts paid or payable (whether before or after the date of this Agreement) with respect to the business, operations, Employees or Assets and Properties of the Company and the Subsidiaries to be paid to the Company and the Subsidiaries; and

     (d) comply with and the Company shall cause each Subsidiary to comply with all Laws and Orders applicable to the business and operations of the Company and the Subsidiaries, and promptly following receipt thereof to give the Investors copies of any notice received from any Government Authority or other Person alleging any violation of any such Law or Order.

     5.2 CERTAIN RESTRICTIONS. Except for the transactions contemplated by the Transaction Documents, between the date of this Agreement and the Closing, the Company shall, the Company shall cause each Subsidiary to, and the Founder and the Controlling Shareholder shall cause the Company and each Subsidiary to, not take any of the following actions unless unanimous written approval of CVCI, Legend and Good Energies is obtained:

     (a) the issuance of any kind of equity or equity-linked securities or equivalent arrangements, including creation of new or additional employee stock option plans or changes to existing stock option plan; provided that with respect to the Employee Stock Option Plan as provided in Section 6.2 hereof, CVCI, Legend and Good Energies shall respond to the Company's proposal within ten (10) Business Days following the date that the Company has delivered such proposal to each of CVCI, Legend and Good Energies pursuant to Section 14.5 hereof, and in the event any of CVCI, Legend and Good Energies disapproves of any aspects of the Company's proposal, it shall give the Company reasonable explanations for its disapproval. The Company may revise its proposal and resubmit it to CVCI, Legend and Good Energies for their approval pursuant to the same procedure described above;

     (b) any stock split, or stock combination, or redemption or repurchase of any securities;

     (c) any change to the terms and conditions of any existing securities;

     (d) the issuance of any debt or debt instruments in excess of RMB50 million in any one transaction or RMB100 million in any consecutive twelve month period;

     (e) any non-operational transactions, loans, guarantees, mortgages or charges with Affiliates, executives or any party;

     (f) engagement of any business other than photovoltaic business and change of nature or scope of business of the Company or any Subsidiary;

     (g) any acquisition or disposal of assets, businesses or assumption of any debt in connection of such acquisition exceeding RMB10 million in any one transaction or RMB20 million in any consecutive twelve month period;

     (h) any unbudgeted acquisition of fixed assets in an amount exceeding RMB2 million;

     (i) any unbudgeted expense exceeding RMB1,500,000 and any unbudgeted monthly expense exceeding 10% of average monthly expenses for the twelve (12) months immediately preceding the incurrence of such expense;

     (j) any transfer or disposal of material intangible property, including without limitation transfer and licensing of any existing and future patents and trademarks;

     (k) any capital expenditures;

     (l) any joint ventures, strategic alliances, partnerships or similar arrangement with any third party;

     (m) any loan exceeding RMB30 million in any one transaction, or any net debt to equity ratio in excess of a ratio of 1.5:1 (net debt is defined as interest bearing debt less cash and cash equivalent);

     (n) any related party transaction with any shareholder, director, officers or Affiliates of the Company or its Subsidiaries and their respective Affiliates exceeding RMB100,000 in one transaction;

     (o) any guarantee or similar obligation by the Company or any Subsidiary relating to Indebtedness of any Person;

     (p) any liquidation, dissolution or winding up of the Company or any Subsidiary;

     (q) any recapitalization, merger, asset swap, sale or transfer of substantially all of the rights to intellectual properties or assets, or other extraordinary transaction;

     (r) conclusion or amendment of any contract or other contractual arrangement with a value exceeding RMB30 million;

     (s) adoption, amendment, or approval of any strategic plan, annual business plan, the annual budget, mid-year budget and year-end accounting;

     (t) any appointment and change of the Chief Executive Officer, the Chief Financial Officer and Chief Operating Officer of the Company and any change in their rights and obligations;

     (u) declaration of dividends and other distributions;

     (v) change in the number of directors, removal of director, representative director or auditor;

     (w) material changes of compensation and incentive policies;

     (x) any incurrence or creation of pledge, lien, mortgage or any other types of securities interest on the building, plant, office facilities or other fixed assets or equipment of the Company or any Subsidiary exceeding RMB10 million;

     (y) amendment to the Articles of Incorporation or any other constitutional documents, including without limitation increase and decrease in the capitalization of the Company or any Subsidiary;

     (z) changes of external auditor or any material change in accounting policies;

     (aa) an initial public offering (the "IPO") and IPO related matters, except that with respect to the currently proposed IPO of the Company, unanimous written consent of the Investors will not be required for any matters that do not affect the Investors' rights and obligations hereunder or the transactions contemplated by this Agreement and other Transaction Documents, and that if at an appropriate time prior to the road show by the Company in connection with the currently proposed IPO the board of directors of the Company establishes a steering committee, which shall include at least one director to be nominated by CVCI and one director to be nominated by Legend, in each case in accordance with the Shareholders Agreement, to be in charge of matters relating to the proposed IPO and whose resolution will require the affirmative vote of a majority of the members of the committee, including at least the director designated by CVCI and the director designated by Legend, unanimous written consent of the Investors will no longer be required for such IPO-related matters;

     (bb) initiation and settlement of any litigation with a claim that exceeds US$1,000,000;

     (cc) any waiver of a material right or of a material debt;

     (dd) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and that is not material to the assets, properties, financial conditions, operating results or business of the Company and the Subsidiaries as currently conducted and proposed to be conducted; and

     (ee) entry into any agreement or understanding to do any of the foregoing.

     5.3 REGULATORY AND OTHER APPROVALS. The Company shall, the Company shall cause each Subsidiary to, and the Founder and the Controlling Shareholder shall cause the Company and each Subsidiary to, as promptly as practicable (a) take all steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Government Authorities or any other Person required of the Company or any Subsidiary to consummate the transactions contemplated hereby and by each other Transaction Document, including those described in Schedule 3.7 and (b) provide such other information and communications to such Government Authorities or other Persons as Investors or such Government Authorities or other Persons may reasonably request in connection therewith. The Company shall provide prompt notification to the Investors when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Investors of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Government Authority or other Person regarding any of the transactions contemplated by this Agreement or any other Transaction Document.

     5.4 ACCESS. Between the date of this Agreement and the Closing, upon at least two (2) days' prior notice to the Company, the Company shall, and shall cause its Subsidiaries and their respective Representatives to (and the Founder and the Controlling Shareholder shall cause the Company, its Subsidiaries, and their respective Representatives to) (a) afford the Representatives of the Investors and their Affiliates designated by the Investors, during normal business hours, reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, (b) furnish the Investors and such Affiliates with all financial, operating and other data and information as the Investors or such Affiliate, through their respective Representative, may from time to time reasonably request and (c) afford the Investors and such Affiliates the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the officers of the Company and its Subsidiaries from time to time as the Investors or such Affiliate may reasonably request, and to make proposals, recommendations and suggestions to the Company or its Subsidiaries relating to the business and affairs of the Company or its Subsidiaries. The Company and/or such Subsidiary shall, and the Founder and the Controlling Shareholder shall cause the Company and/or the Subsidiaries to, consider in good faith all legitimate proposals, recommendations and suggestions made by the Investors or such Affiliate pursuant to this Section 4.04.

     5.5 ALTERNATIVE TRANSACTIONS. Except for the transactions contemplated by the Transaction Documents, between the date of this Agreement and the Closing, the Company, its Subsidiaries, the Founder and the Controlling Shareholder and their respective officers and directors will not, and each of the Company, its Subsidiaries, the Founder and the Controlling Shareholder will cause its other Representatives not to, directly or indirectly, (i) solicit or initiate any proposal (a "PROPOSAL") relating to (A) direct or indirect acquisition or purchase of any securities of the Company or any Subsidiary, (B) a merger, amalgamation, share exchange or consolidation, (C) a sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or (D) any other transaction that may have a material adverse effect on the transactions contemplated hereunder; (ii) participate in any discussions or negotiations regarding or furnish to any Person any information or otherwise facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Proposal (other than a modified Proposal of the Investors, if any); or (iii) authorize or enter into any agreement or understanding with respect to any Proposal. The Company, the Subsidiaries, the Founder and the Controlling Shareholder will immediately advise the Investors of, and inform the Investors of the terms of, and the identity of the Person making any Proposal that the Company, any of its Subsidiaries, the Founder, the Controlling Shareholder or any of their Representatives may receive during the period from the date of this Agreement to the Closing.

     5.6 FULFILLMENT OF CONDITIONS. Each of the Company, the Founder, the Controlling Shareholder and the Investors shall execute and deliver at the Closing each document that it is required hereby to execute and deliver as a condition to the Closing, shall take all steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Investors or of the Company, as applicable, contained in this Agreement and shall not, and the Company shall not permit any Subsidiary to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.


                                   ARTICLE VI


                             POST-CLOSING COVENANTS

     6.1 USE OF PROCEEDS. The Company is committed to invest (a) US$23 million to build 4 solar cells production lines, 2 solar module production lines, and a 5,000 m(2) super-clean workshop and its auxiliary facilities; (b) US$15 million in upstream silicon plants to be approved by the Investors; (c) US$15 million to purchase necessary raw materials; and (d) US$3 million to establish a R&D center or a joint research lab. All proceeds from the sale of the Closing Shares shall be deposited in a designated account of the Company and be used for the purposes specified above and may not be used for non-operating expenses or operating expenses unrelated to the Company's photovoltaic business. If the amount required to complete the projects specified above exceeds the amount of proceeds from the sale of the Closing Share, the Company shall be responsible for obtaining any additional financings that may be required. Any material change to the uses of the proceeds from the sale of the Closing Shares shall be made only with the written consent of the Investors.

     6.2 EMPLOYEE STOCK OPTION PLAN. The Company shall implement an employee stock option plan (the "EMPLOYEE STOCK OPTION PLAN") with terms and conditions to be approved by the board of directors and the Investors in accordance with this Agreement and the Shareholders Agreement. The employee stock option plan shall consist of no more than 6% of total outstanding shares on an as-converted and fully diluted basis, including the Closing Shares, and the option shall vest in a period of no less than five (5) years and no more than 20% on each anniversary of its grant.

     6.3 APPOINTMENT OF CHIEF FINANCIAL OFFICER. Within three (3) months following the Closing Date, the Company shall, and the Founder and the Controlling Shareholder shall take, or cause to be taken, all actions and shall do, or cause to be done, all things that are necessary, desirable or appropriate to cause the Company to, appoint a Chief Financial Officer of the Company, who is of international and professional standard and mutually acceptable to the Company and the Investors.

     6.4 MAINTENANCE OF LICENSES. The Company shall, the Company shall cause its Subsidiaries to, and the Founder and the Controlling Shareholder shall cause the Company and its Subsidiaries to, procure that all Licenses of or granted to or obtained by the Company and its Subsidiaries are, and will remain, in full force and effect at all times following the Closing Date.

     6.5 RESERVATION OF CONVERSION SHARES. At all times following the Closing Date, the Company shall, and the Founder and the Controlling Shareholder shall cause the Company to, at all times reserve and keep available for issuance such number of its authorized but unissued Ordinary Shares as shall be sufficient to permit the issuance of all of the Ordinary Shares issuable upon conversion of the Closing Shares at the then effective conversion price.

     6.6 FURTHER ASSURANCES. At any time or from time to time after the Closing, the Company, the Founder and the Controlling Shareholder shall execute and deliver to the Investors such other documents and instruments, provide such other materials and information and take such other actions as the Investors may reasonably request to more effectively vest title to the Closing Shares in the Investors, and otherwise to fulfill each of its obligations under this Agreement and each other Transaction Document to which it is a party.

     6.7 RELATED PARTY TRANSACTION. The Company shall, the Company shall cause its Subsidiaries to, and the Founder and the Controlling Shareholder shall cause the Company and its Subsidiaries to, procure that (i) the total purchase by the Company and its Subsidiaries of silicon ingot and wafer from a Related Party other than the Investors and their Affiliates in any fiscal year following the Closing Date shall not be more than five percent (5%) of their total purchase of silicon ingot and wafer for such fiscal year and (ii) the value of other transactions with a Related Party other than the Investors and their Affiliates in any fiscal year shall not exceed RMB1 million in the aggregate. The terms and conditions in connection with any transaction with a Related Party shall be no less favorable to the Company or its Subsidiaries than the terms and conditions negotiated on an arm's length basis. The Company shall, the Company shall cause its Subsidiaries to, and the Founder and the Controlling Shareholder shall cause the Company and its Subsidiaries to, procure that none of the Company and the Subsidiaries will be a party to any transaction with a Related Party other than the Investors and their Affiliates immediately prior to the IPO.

     6.8 LABOR LAW COMPLIANCE. The Company shall, the Company shall cause its Subsidiaries to, and the Founder and the Controlling Shareholder shall cause the Company and its Subsidiaries to, procure that at all times following the Closing Date the Subsidiaries will comply with all applicable Laws of the PRC relating to employment of labor and will enter into employment agreement in the form attached hereto as Exhibit G with their employees and duly perform their respective legal obligations to make social insurance and housing fund contribution for their employees in full and on time.

     6.9 PRODUCT CERTIFICATIONS. The Company shall, the Company shall cause its Subsidiaries to, and the Founder and the Controlling Shareholder shall cause the Company and its Subsidiaries to, procure that all product certifications obtained by the Company and its Subsidiaries are, and will remain, in full force and effect at all times following the Closing Date and that all product certifications necessary to permit the Company and its Subsidiaries to sell its solar cells or solar module will be obtained prior to sale of such products.

     6.10 PRODUCT WARRANTY. The Company shall, and the Founder and the Controlling Shareholder shall cause the Company and its Subsidiaries to maintain reasonably sufficient reservation on its balance sheet for product warranties undertaken by the Company or its Subsidiaries in its sale contracts as is generally maintained by responsible companies in the same industry.

     6.11 ENVIRONMENTAL COMPLIANCE. The Company shall, the Company shall cause its Subsidiaries, and the Founder and the Controlling Shareholder shall cause the Company and its Subsidiaries to, obtain and maintain in full force and effect all Licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company or such Subsidiary and to comply with the terms and conditions of all such Licenses and with any applicable Environmental Law, including but not limited to the re-registration of environmental impact in the event that the scale of solar cell module production line of Solarfun Jiangsu increases.

     6.12 POST-CLOSING RESTRUCTURING. The Company, the Founder and the Controlling Shareholder shall cause the Post-Closing Restructuring to be duly completed within three (3) months after the Closing in accordance with applicable Laws and relevant transaction documents. The Company, the Founder and the Controlling Shareholder shall be responsible for obtaining such financing as required to complete the Restructuring and may not use any proceeds from the sale of the Closing Shares for the purposes of the Restructuring in any way.

     6.13 2006 FINANCIAL STATEMENTS. The Company, the Founder and the Controlling Shareholder shall use their reasonable efforts to cause the 2006 Financial Statements to be completed by March 31, 2007, and in any event before April 30, 2007.

     6.14 GOOD ENERGIES DIRECTOR. The Parties hereby agree to take the steps necessary to elect a representative to be designated by Good Energies to the board of directors of the Company as soon as reasonably possibly after such director is named by Good Energies.


                                   ARTICLE VII


                   CONDITIONS TO OBLIGATIONS OF THE INVESTORS

     The obligation of the Investors to proceed with the Closing is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Investors in their sole discretion):

     7.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Company, the Founder and the Controlling Shareholder in this Agreement shall be true and correct on in all material respects and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality.

     7.2 PERFORMANCE. Each of the Company, the Founder and the Controlling Shareholder shall have performed and complied with each agreement, covenant and obligation required by this Agreement and each other Transaction Document to be so performed or complied with by it at or before the Closing.

     7.3 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal
(i) the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (ii) which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any other Transaction Document to the Investors, and there shall not be pending or, to the knowledge of the Company, the Founder and the Controlling Shareholder, threatened on the Closing Date any Action or Proceeding in, before or by any Government Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Investors, the Company, any Subsidiary, the Founder, the Controlling Shareholder or the transactions contemplated by this Agreement or any other Transaction Document of any such Law.

     7.4 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Government Authority necessary to permit each of the Parties to perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby, including those listed on Schedule
3.7 hereto, (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Government Authority necessary for the consummation of the transactions contemplated by this Agreement and each other Transaction Document shall have occurred.

     7.5 THIRD PARTY CONSENTS. All consents (or in lieu thereof waivers) to the performance by each Party of each of its obligations under this Agreement and each other Transaction Document to which it is a party or to the consummation of the transactions contemplated hereby and thereby, including without limitation the Restructuring, as are required under any Contract to which any Party is a party or by which any of their respective Assets and Properties are bound, including those listed on Schedule 3.6 hereto, (a) shall have been duly obtained, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

     7.6 OPINION OF COUNSEL. The Investors shall have received the opinion of Shearman & Sterling LLP, special New York counsel to the Company, Maples and Calder, special Cayman Islands counsel to the Company, and Grandall Legal Group, special PRC counsel to the Company, each dated the Closing Date, in the forms attached hereto as Exhibits D-1, D-2 and D-3.

     7.7 FINANCIAL STATEMENTS. The Investors shall have received the Financial Statements audited by Ernst & Young and prepared in accordance with IFRS without any qualification and the Investors shall have been satisfied in its sole discretion with the Financial Statements.

     7.8 DUE DILIGENCE. The Investors shall have been satisfied in their good faith with the results of its business, environmental, health and safety, operational, technical, legal, financial and accounting due diligence review and management review of the Company.

     7.9 TRANSACTION DOCUMENTS. Each party to each Transaction Document shall have executed and delivered each of the Transaction Documents to which it is a party in the forms attached hereto.

     7.10 ARTICLES OF INCORPORATION. The Articles of Incorporation shall have been amended and restated in substantially the form attached as Exhibit E to this Agreement and filed with the Cayman Islands Registrar of Companies.

     7.11 DIRECTORS. The directors nominated by the CVCI and Legend, the names of whom are set forth on Schedule 7.11, shall have been duly elected to the board of directors of the Company with terms of office effective as of the Closing.

     7.12 OFFICERS AND KEY EMPLOYEES. Each of the officers and key employees of the Company and its Subsidiaries listed in Schedule 7.12 shall have delivered to the Company an executed employment agreement in the form attached as Exhibit I hereto, and such employment agreements shall be in full force and effect as of the Closing Date.

     7.13 PROCEEDINGS. All necessary corporate action to be taken on the part of the Company, the Founder and each Subsidiary in connection with the transactions contemplated by the Agreement and other Transaction Documents, including without limitation the Restructuring, shall have been taken, and the Investors shall have received copies of all such documents and other evidences as the Investors may reasonably request in order to establish the taking of all necessary corporation action by the Company, the Founder and each Subsidiaries in connection therewith.

     7.14 INVESTMENT COMMITTEE APPROVAL. The investment committee of each Investor shall have approved the entry by such Investor into this Agreement and each other Transaction Document to which such Investor is party.

     7.15 PRE-CLOSING RESTRUCTURING. The Pre-Closing Restructuring shall have been duly completed to the satisfaction of the Investors in their sole discretion and that no Government Authority objects to any aspect of the Restructuring.

     7.16 NO MATERIAL ADVERSE CHANGE. Prior to and on the Closing Date, there shall have been, in the sole discretion of the Investors, (i) no material adverse change in the business or prospects of the Company and its Subsidiaries, and (ii) no material adverse change in the PRC and the United States, including its financial markets and regulatory environment.

     7.17 FEES AND EXPENSES. On the Closing Date, the Company shall have paid all Out-of-Pocket Expenses incurred by and on behalf of the Investors in accordance with Section 14.10(b) hereof.

     7.18 ENVIRONMENTAL COMPLIANCE. A Pollutant Emission Permit that allows Solarfun Jiangsu to discharge exhaust gas and wastewater produced during its manufacturing process shall have been duly obtained from relevant environmental authority of the PRC and the Investors shall have received a copy of such permit. In addition, the re-registration of environmental impact in respect of change of location of Solarfun Jiangsu shall have been duly completed and the Investors shall have received a copy of such registration or other evidence to establish the completion of the re-registration.

     7.19 ANNUAL INSPECTION. Solarfun Jiangsu shall have duly completed 2005 annual inspection and the Investors shall have received a copy of Solarfun Jiangsu's business license evidencing the completion of the 2005 annual inspection.

     7.20 COMPLIANCE CERTIFICATE. A certificate dated as of the Closing, signed on behalf of the Company, the Founder and the Controlling Shareholder, certifying that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4 and 7.15 have been satisfied, shall have been delivered to the Investors.

     7.21 SHARE CHARGE. The Controlling Shareholder and the Founder shall have entered into a Charge and Assignment of Shares, a form of which is attached hereto as Exhibit J, for the benefit of the Investors to pledge the Founder's shares in the Company to the Investors to guarantee the Company's obligation to redeem the Series A Convertible Preference Shares held by the Investors as set forth in the Articles of Incorporation.

     7.22 CALL OPTION AGREEMENT. The Controlling Shareholder and his Affiliate Qidong City Huahong Electronics Co. Ltd. (CHINESE CHARACTERS) ("HUAHONG") shall have entered into a Call Option Agreement, a form of which is attached hereto as Exhibit K, for the benefit of the Investors, pursuant to which the Investors shall have the right to acquire Huahong's equity interest in Jiangsu Linyang Electronics Co., Ltd. (CHINESE CHARACTERS), a limited liability company organized under the laws of the PRC ("LINYANG ELECTRONICS"), in the event that the Company fails to perform its redemption obligations with respect to the Series A Convertible Preference Shares held by the Investors as set forth in the Articles of Incorporation, and shall have obtained all consents, including without limitation consents by shareholders of Linyang Electronics, and governmental approvals and registration necessary or required for such option agreement. To the extent that the Company's obligation to redeem the Series A Convertible Preference Shares held by the Investors are satisfied through the Investors' exercise of their rights under the Call Option Agreement, the Company shall be relieved of such obligation.

                                  ARTICLE VIII

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY


     The obligation of the Company to proceed with the Closing is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion) set forth in Sections 8.1 to 8.4. The obligation of the Company to proceed with the Second Closing is subject to the fulfillment, at or before the Second Closing, of the condition set forth in Section 8.5.

     8.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by each Investor in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

     8.2 PERFORMANCE. Each Investor shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Investor at or before the Closing.

     8.3 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or of any other Transaction Document.

     8.4 TRANSACTION DOCUMENTS. Each party to each Transaction Document shall have executed and delivered each of the Transaction Documents to which it is a party in the forms attached hereto.

     8.5 GOOD ENERGIES' SECOND CLOSING. Good Energies shall have, within three
(3) months from Closing, (i) used reasonable endeavors to assist the Company with procuring supplies of silicon or solar wafers at market terms; and/or (ii) used reasonable endeavors to effect introductions of parties (including but not limited to REC ASA) who may be able to procure supplies of silicon or solar wafers at market terms to the Company; and/or (iii) contributed to the long-term growth of the Company, in each or more than one of the cases (as the case maybe), to the sole satisfaction of the Controlling Shareholder.

                                   ARTICLE IX

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any right of the Investors (whether or not exercised) to investigate the affairs of the Company and the Subsidiaries, the Investors shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company, the Founder and the Controlling Shareholder contained in this Agreement. Each of the representations and warranties contained in this Agreement shall survive the Closing for a period of three (3) years.


                                    ARTICLE X

                        INDEMNIFICATION AND CONTRIBUTION

     10.1 INDEMNIFICATION.

     (a) The Company, the Founder and the Controlling Shareholder shall jointly and severally indemnify the Investor Indemnified Parties and hold the Investor Indemnified Parties harmless from and against any Losses (including any diminution in the value of any Shares then held by the Investor Indemnified Parties due to any breach of the representations, warranties or covenants or agreement by the Company, the Founder or the Controlling Shareholder contained in this Agreement) that the Investor Indemnified Parties may incur or suffer as a result of, arising out of or in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, (i) any breach of any representation or warranty of the Company, the Founder and the Controlling Shareholder contained in this Agreement, (ii) the non-fulfillment of or failure to perform any covenant or agreement on the part of the Company, the Founder and the Controlling Shareholder in this Agreement, (iii) any liabilities of the Company or any Subsidiary arising from, relating to or in connection with all periods prior to the Closing Date, to the extent that such liabilities are not provided for in the Financial Statements of the Company and its Subsidiaries provided to the Investors in connection hereof, and such liabilities shall include but not limited to (1) any Taxes assessed against the Company or any Subsidiary, (2) any claim relating to noncompliance by the Company or any Subsidiary of applicable Laws relating to the employment, including but not limited to provisions thereof relating to wages, hours, housing funds, social welfare, social insurance contribution, (3) any Environmental Claim against the Company or any Subsidiary, and (4) any claim for breach of Contract by the Company or any Subsidiary, and (iv) the enforcement of this indemnity, and agree to reimburse each such Investor Indemnified Party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss; provided that the Investor Indemnified Parties will not have the right to be indemnified pursuant to this Section 10.1(a) unless and until, with respect to any single claim, the Investor Indemnified Parties shall have suffered, incurred, sustained or become subject to Losses when aggregated exceeding US$50,000, or with respect to any claims, the Investor Indemnified Parties shall have suffered, incurred, sustained or become subject to Losses when aggregated exceeding US$150,000, after which the Investor Indemnified Parties shall be entitled to indemnity under this
Section 10.1(a) for all Losses without regard to the US$50,000 or US$150,000 basket, as applicable.

     (b) The maximum liability of the Company, the Founder and the Controlling Shareholder, collectively, under this Agreement shall be an amount equal to the Aggregate Purchase Price paid by the Investors at the Closing hereunder and the aggregate purchase price paid by Good Energies at the Second Closing, if the Second Closing takes place on the terms and conditions hereof.

     10.2 CONTRIBUTION. Subject to Section 10.1(b), in the event that the indemnity provided in Section 10.1 hereof is unavailable to or insufficient to hold harmless an Investor Indemnified Party for any reason, the Company and the Controlling Shareholder agree, jointly and severally, to make the maximum contribution permissible under applicable Laws to the payment and satisfaction of any Losses (including any diminution in the value of any Shares then held by the Investor Indemnified Parties) incurred or suffered as a result of, arising out of or in connection with the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby and to any legal or other expenses reasonably incurred in connection with investigating or defending any such Losses.

     10.3 NO PREJUDICE. The right of the Investors under this Articles X shall not prejudice any additional rights such Investors have under applicable Law.


                                   ARTICLE XI

                                   TERMINATION


     11.1 PRE-CLOSING TERMINATION. Prior to the Closing, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

     (a) by mutual written agreement of the Parties;

     (b) by the Investors, in the event of a breach hereof by the Company, the Founder and/or the Controlling Shareholder which has a Material Adverse Effect and is not cured within ten (10) days following notification thereof by the Investors;

     (c) by the Investors or the Company, if there shall be any Law that makes consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement or any other Transaction Document would violate any Order;

     (d) by the Investors, if the Company, the Founder and/or the Controlling Shareholder has become subject to a Bankruptcy Event;

     (e) at any time after December 31, 2006, by the Investors upon notification to the Company if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the Investors; or

     (f) at any time after the first anniversary of the date of this Agreement, by the Company upon notification to the Investors if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the Company, the Founder or the Controlling Shareholder.

     11.2 EFFECT OF TERMINATION AND SURVIVAL. If this Agreement is validly terminated pursuant to Section 11.1, this Agreement shall forthwith become null and void, and there shall be no further liability or obligation on the part of the Company or the Investors (or any of their respective Representatives); provided, that any right, provision or obligation of this Agreement that by its nature should survive thereafter shall survive following any such termination, including without limitation the Company's obligations to pay 50% of the Investors' Out-of-Pocket Expenses under Section 14.10(a) hereof; provided that such termination is not the result of the Investors' breach of this Agreement. Notwithstanding any other provision in this Agreement to the contrary, upon any termination of this Agreement pursuant to Section 11.1, the Company shall remain liable to the Investors for any breach of this Agreement by the Company existing at the time of such termination, and the Investors may seek such remedies in accordance with Article XIII with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.


                                   ARTICLE XII

                      COVENANTS RELATED TO CONFIDENTIALITY


     12.1 CONFIDENTIALITY. Each Party who has received Confidential Information from another Party (such other Party, the "DISCLOSING PARTY") undertakes that neither it or any of its Representatives nor any Representative of any of its Affiliates shall reveal to any other Person such Confidential Information without the prior written consent of the Disclosing Party, provided that, such undertaking shall not apply to:

     (a) disclosures of Confidential Information that is or has become generally available to the public other than as a result of disclosure by or at the direction of a Party or a Party's Representatives or the Representatives of any Affiliate of any Party in violation of this Agreement;

     (b) disclosures of Confidential Information by a Party to its Representatives to whom it is necessary or helpful for such Confidential Information to be disclosed;

     (c) disclosures of Confidential Information to the extent necessary or required under any applicable Law or the rules of any stock exchange or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document, after giving prior written notice to the other Parties to the extent practicable under the circumstances, and subject to having undertaken any reasonably available arrangements to protect confidentiality;

     (d) disclosure of Confidential Information to the Permitted Transferees and any partner or investors in the Permitted Transferee; provided that, each of such Permitted Transferee agrees to keep such information that is not publicly available strictly confidential; or

     (e) disclosure of Confidential Information to legal counsels, accountants and other professionals subject to confidentiality obligations retained by the Parties for the purposes of an IPO.

The obligations under this Section 12.1 shall survive the Closing or the termination of this Agreement.

     12.2 RESTRICTION ON ANNOUNCEMENTS. Each Party shall, and shall cause each of its Representatives and each Representative of each of its Affiliates, not to make any public announcement about the subject matter of this Agreement or regarding the Company or any of its business and operating plans from time to time, whether in the form of a press release or otherwise, without first consulting with the other Parties and obtaining the other Parties' written consent to make such announcement, save as required by applicable Law or the rules of any stock exchange on which such Party or any Affiliate of such Party is listed or registered. If disclosure is so required, the other Parties shall be given a reasonable opportunity to review and comment on any such required disclosure.


                                  ARTICLE XIII

                    GOVERNING LAW AND RESOLUTION OF DISPUTES

     13.1 GOVERNING LAW. This Agreement and any disputes, claims or controversies arising from, related to or in connection with this Agreement shall be construed in accordance with the Laws of the State of New York.

     13.2 DISPUTE RESOLUTION FORUM.
     (a) If there is any dispute, claim or controversy arising from, related to or in connection with this Agreement, or the breach, termination or invalidity hereof, the Parties shall first attempt to resolve such dispute, controversy or claim through friendly consultations. If the dispute, claim or controversy is not resolved through friendly consultations within thirty (30) days after a Party has delivered a written notice to another Party requesting the commencement of consultation, then the dispute, claim or controversy shall be finally settled by arbitration conducted by the International Chamber of Commerce (the "ICC") in accordance with the Arbitration Rules of the ICC then in effect and as may be amended by the rest of this Section 13.2 (the "RULES"). There shall be three (3) arbitrators of whom the Investors shall nominate one
(1) arbitrator, and the Company, the Founder and the Controlling Shareholder shall jointly nominate one (1) arbitrator, in accordance with the Rules. The two
(2) named arbitrators shall nominate the third arbitrator within thirty (30) days of the nomination of the second arbitrator. If any arbitrator has not been named within the time limits specified in the Rules, such appointment shall be made by the International Court of Arbitration of the ICC upon the written request of either Party within thirty (30) days of such request. The arbitration shall be held and the award shall be rendered in Singapore. The arbitration proceeding shall be conducted and the award shall be rendered in the English language. Each Party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

     (b) The award shall be final and binding upon the Parties, and shall be the exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accountings presented to the arbitral tribunal. To the fullest extent allowed by applicable Law, each Party hereby waives any right to appeal such award. Judgment upon the award may be entered in any court having jurisdiction thereof, and for purposes of enforcing any arbitral award made hereunder, each Party irrevocably submits to the jurisdiction of any court sitting where any of such Party's material assets may be found. Any arbitration proceedings, decisions or awards rendered hereunder shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958, as amended, and the Parties agree that any award rendered hereunder shall not be deemed a domestic arbitration under the laws of any jurisdiction.

     (c) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award.

     (d) The costs of the arbitration, as defined in the Rules, shall be allocated between the Parties by the arbitrators and shall be set forth in the arbitral award. Any amounts subject to the dispute, controversy or claim that are ultimately awarded to a Party under this Section 13.2 shall bear interest at the rate of six percent per annum from the earlier of (i) the date of the request for arbitration and (ii) the date such amount would have become due and owing but for the dispute, controversy or claim until the date the arbitral award is paid in full.

     13.3 SPECIFIC PERFORMANCE. Each Party hereby acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled in accordance with Section 13.2(c) to seek equitable relief in the form of specific performance, injunctions or any other equitable remedy.

     13.4 WAIVER OF IMMUNITIES. Each Party irrevocably waives any right that it has or may hereafter acquire, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process.

     13.5 PERFORMANCE PENDING DISPUTE RESOLUTION. Unless otherwise terminated in accordance with the terms hereof, this Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect during the pendency of any proceeding under Section 13.2.

     13.6 SURVIVAL. Unless otherwise terminated in accordance with the terms hereof, this Article XIII shall survive the termination or expiration of this Agreement.


                                   ARTICLE XIV

                                  MISCELLANEOUS


     14.1 ENTIRE AGREEMENT. This Agreement (together with the other Transaction Documents) constitutes the whole agreement among the parties hereto and thereto relating to the subject matter hereof and thereof and supersedes all prior agreements or understandings both oral and written among all of the parties hereto and thereto relating to the subject matter hereof and thereof.

     14.2 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     14.3 ASSIGNMENT.

     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns permitted hereby; provided that neither the Company, the Founder nor the Controlling Shareholder may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Investors (and any attempted assignment or transfer by the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Without prejudice to the foregoing clause (a), each Investor shall be entitled in its absolute discretion to transfer any or all of its rights hereunder to or for the benefit of (i) any Affiliates of such Investor; (ii) any fund, collective investment scheme, trust, partnership (including any co-investment partnership), special purpose or other vehicle or any subsidiary or Affiliate of any of the foregoing, in which any Affiliate of such Investor is a general or limited partner, shareholder, investment manager or advisor, member of a management or investment committee, nominee, custodian, trustee or unit holder; and (iii) in the case of any entity included in clause (ii), any partners, members, directors, officers, employees or investors (either directly or indirectly through any investment partnerships of entities of such entity) who are distributees of investments held by such entity pursuant to bona fide liquidation of such entity in which securities held by such entity are distributed to such distributees (all of the above in clause (i), (ii) and (iii) in this paragraph are together referred to as the "PERMITTED TRANSFEREES").

     (c) Each Investor shall effect a transfer pursuant to this Section 14.3 by delivering a written notice of the transfer to the Company. Such written notice shall specify the name and address of the transferee, the consideration for the transfer, if applicable, and the effective date of the transfer.

     14.4 AMENDMENT; WAIVER.

     (a) This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.


     (b) No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.


     14.5 NOTICES. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five days' prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (b) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the fifth day following posting, and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch. The initial address and facsimile for the Parties for the purposes of this Agreement are:

     If to the Investors, to:

     Citigroup Venture Capital International Growth Partnership, L.P.

     c/o Citigroup Venture Capital International Asia Pacific Limited 26/F, Two Exchange Square
     Connaught Road, Central
     Hong Kong
     Facsimile No.: (852) 2868-6667
     Attn: Timothy Chang and Anthony Lam

     Citigroup Venture Capital International Co-Investment, L.P.

     c/o Citigroup Venture Capital International Asia Pacific Limited 26/F, Two Exchange Square
     Connaught Road, Central
     Hong Kong
     Facsimile No.: (852) 2868-6667
     Attn: Timothy Chang and Anthony Lam

     Hony Capital II L.P.

     7F, Tower A, Raycom Info Tech Park
     No. 2 Kexueyuan Nanlu
     Haidian District
     Beijing, PRC 100080
     Facsimile No.: (8610) 6250-9181
     Attn: Ms. Deng Xihong

     LC Fund III L.P.

     c/o Legend Capital Limited,
     10th Floor, Tower A
     Raycom Info. Tech Center
     No. 2 Ke Yue Yuan Nan Lu
     Zhong Guan Cun Haidian District
     Beijing 100080, China
     Facsimile No.: (8610) 6250-9100
     Attn: Mr. Zhu Linan

     Mohamed Nasser Haram
     Rasheed Yar Khan

     SEDCO
     7th Floor, National Commercial Bank Building
     Khalidiya Branch
     OPP Saudia City
     P O Box 4384
     Jeddah 21491
     Kingdom of Saudi Arabia
     Facsimile No.: _______________

     with a courtesy copy to:

     Milbank, Tweed, Hadley & McCloy LLP
     3007 Alxandra House
     16 Chater Road

     Central, Hong Kong
     Facsimile No.: +852-2840-0792
     Attn: Edward Sun, Esq.

     If to Good Energies, to:

     Good Energies Investments Limited

     9 Hope Street, St. Helier
     Jersey, Channel Islands
     JE2 3NS
     Facsimile No.: 44 1534 754 510
     Attn: John Hammill

     with a courtesy copy to:

     Linklaters
     Unit 29
     Level 25 China World Tower 1
     No. 1 Jian Guo Men Wai Avenue
     Beijing, PRC
     Facsimile No.: +86 (10) 6505-8582
     Attn: Paul Chow and Mathew Lewis

     If to the Founder, to:

     Yonghua Solar Power Investment Holding Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Yonghua Lu (CHINESE CHARACTERS)

     If to the Controlling Shareholder, to:

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Yonghua Lu (CHINESE CHARACTERS)

     If to the Company, to:

     Solarfun Power Holdings Co., Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999
     Attn: Min Cao (CHINESE CHARACTERS)

     with a courtesy copy to:

     Shearman & Sterling LLP
     2318 China World Tower 1
     No. 1 Jian Guo Men Wai Avenue
     Beijing, PRC 100004
     Facsimile No.: +86 (10) 6505-1818
     Attn: Alan Seem, Esq.

     If to the Other Existing Shareholders, to:

     Forever-brightness Investments Limited

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999
     Attn: Min Cao (CHINESE CHARACTERS)

     WHF Investment Co., Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Hanfei Wang (CHINESE CHARACTERS)

     Yongqiang Solar Power Investment Holding Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999
     Attn: Rongqiang Cui (CHINESE CHARACTERS)

     Yongliang Solar Power Investment Holding Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province

     PRC
     Facsimile No.: +86 (21) 6309-0999
     Attn: Yongliang Gu (CHINESE CHARACTERS)

     Yongfa Solar Power Investment Holding Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Haijuan Yu (CHINESE CHARACTERS)

     Yongxing Solar Power Investment Holding Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Xingxue Tong (CHINESE CHARACTERS)

     Yongguan Solar Power Investment Holding Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Yuting Wang (CHINESE CHARACTERS)

     If to the Other Controlling Individuals, to:

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999
     Attn: Min Cao (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Hanfei Wang (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999

     Attn: Rongqiang Cui (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999
     Attn: Yongliang Gu (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Haijuan Yu (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Xingxue Tong (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Yuting Wang (CHINESE CHARACTERS)

     14.6 COUNTERPARTS. This Agreement may be signed in any number of counterparts including counterparts transmitted by facsimile, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     14.7 SEVERABILITY. If any provision contained in this Agreement shall for any reason be determined to be partially or wholly invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be of no force and effect to the extent so determined, but the invalidity, illegality or unenforceability of such provision shall have no effect upon and shall not impair the validity, legality or enforceability of any other provision of this Agreement.

     14.8 OTHER ENGAGEMENTS AND ACTIVITIES. The investments in the Company being made by the Investors pursuant to this Agreement, and any subsequent investments in the Company by the Investors or their respective Affiliates after the date hereof, are being made notwithstanding any engagement, prior to or subsequent to the date hereof by the Company of the Investors or any of its Affiliates as financial advisor, agent or underwriter to the Company. Notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, neither the Investors nor any of its Affiliates shall be restricted in any way from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, financing, asset management, trading, market making, arbitrage and other similar activities conducted in the ordinary course of its or their business.

     14.9 COSTS AND EXPENSES.

     (a) In the event that this Agreement is terminated for any reason before the Closing, the Company agrees to reimburse the Investors for 50% of the Out-of-Pocket Expenses incurred by or on behalf of the Investors prior to the date of such termination.

     (b) In the event that the Closing takes place pursuant to the terms and conditions of this Agreement, all Out-of-Pocket Expenses incurred by or on behalf of the Investors shall be paid or reimbursed by the Company at the Closing.

     14.10 FURTHER ASSURANCES. Each Party shall give such further assurance, provide such further information, take such further actions and execute and deliver such further documents and instruments as are, in each case, within its power to give, provide and take so as to give full effect to the provisions of this Agreement.

     14.11 SEPARATE OBLIGATIONS. Each Investor's obligations under this Agreement are several and not joint.

                      [Signatures follow on the next page.]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      COMPANY

                                      SOLARFUN POWER HOLDINGS CO., LTD.



                                      By: /s/ Yonghua Lu
                                          --------------------------------------
                                          Name:
                                          Title:



                                      FOUNDER

                                      YONGHUA SOLAR POWER INVESTMENT
                                      HOLDING LTD.



                                      By: /s/: Yonghua Lu
                                          --------------------------------------
                                          Name:  Yonghua Lu (CHINESE CHARACTERS)
                                          Title: Director



                                      CONTROLLING SHAREHOLDER



                                      By: /s/: Yonghua Lu
                                          --------------------------------------
                                          Yonghua Lu (CHINESE CHARACTERS)

                                      INVESTORS:

                                      CITIGROUP VENTURE CAPITAL
                                      INTERNATIONAL GROWTH PARTNERSHIP, L.P.

                                      BY: CITIGROUP VENTURE CAPITAL
                                          INTERNATIONAL PARTNERSHIP G.P.
                                          LIMITED, AS GENERAL PARTNER



                                      By: /s/: Michael Robinson
                                          --------------------------------------
                                          Name:  Michael Robinson
                                          Title: Director



                                      CITIGROUP VENTURE CAPITAL
                                      INTERNATIONAL CO-INVESTMENT, L.P.

                                      BY: CITIGROUP VENTURE CAPITAL
                                          INTERNATIONAL PARTNERSHIP G.P.
                                          LIMITED, AS GENERAL PARTNER



                                      By: /s/: Michale Robinson
                                          -------------------------------------
                                          Name:  Michael Robinson
                                          Title: Director




                                      HONY CAPITAL II, L.P.



                                      By: /s/ Xihong Deng
                                          --------------------------------------
                                          Name:
                                          Title:



                                      LC FUND III L.P.



                                      By: /s/ Linan Zhu
                                          --------------------------------------
                                          Name:
                                          Title:

                                      By: /s/: Mohamed Nasser Haram
                                          --------------------------------------
                                          Name: Mohamed Nasser Haram



                                      By: /s/: Rasheed Yar Khan
                                          --------------------------------------
                                          Name: Rasheed Yar Khan



                                      GOOD ENERGIES INVESTMENTS LIMITED



                                      By: /s/ John Hammill
                                          --------------------------------------
                                          Name:
                                          Title: Director



                                      By: /s/ Paul Bradshaw
                                          --------------------------------------
                                          Name:
                                          Title: Director

SECTION 2.5 OF THIS AGREEMENT IS HEREBY AGREED AND ACKNOWLEDGED BY:

OTHER EXISTING SHAREHOLDERS:

FOREVER-BRIGHTNESS INVESTMENTS
LIMITED



By: /s/: Min Cao
    ---------------------------------------
    Name:  Min Cao (CHINESE CHARACTERS)
    Title: Director



WHF INVESTMENT CO., LTD.



By: /s/: Hanfei Wang
    ---------------------------------------
    Name:  Hanfei Wang (CHINESE CHARACTERS)
    Title: Director



YONGFA SOLAR POWER INVESTMENT
HOLDING LTD.



By: /s/: Haijuan Yu
    ---------------------------------------
    Name:  Haijuan Yu (CHINESE CHARACTERS)
    Title: Director



YONGGUAN SOLAR POWER INVESTMENT
HOLDING LTD.



By: /s/: Yuting Wang
    ---------------------------------------
    Name:  Yuting Wang (CHINESE CHARACTERS)
    Title: Director

YONGLIANG SOLAR POWER INVESTMENT
HOLDING LTD.



By: /s/: Yongliang Gu
    -----------------------------------------
    Name:  Yongliang Gu (CHINESE CHARACTERS)
    Title: Director



YONGQIANG SOLAR POWER INVESTMENT
HOLDING LTD.



By: /s/: Rongqiang Cui
    -----------------------------------------
    Name:  Rongqiang Cui (CHINESE CHARACTERS)
    Title: Director



YONGXING SOLAR POWER INVESTMENT
HOLDING LTD.



By: /s/: Xingxue Tong
    -----------------------------------------
    Name:  Xingxue Tong (CHINESE CHARACTERS)
    Title: Director



OTHER CONTROLLING INDIVIDUALS:



By: /s/: Min Cao
    -----------------------------------------
    Name:  Min Cao (CHINESE CHARACTERS)




By: /s/: Hanfei Wang
    -----------------------------------------
    Name:  Hanfei Wang (CHINESE CHARACTERS)

By: /s/: Haijuan Yu
    -----------------------------------------
    Name: Haijuan Yu (CHINESE CHARACTERS)




By: /s/: Yuting Wang
    -----------------------------------------
    Name: Yuting Wang (CHINESE CHARACTERS)




By: /s/: Yongliang Gu
    -----------------------------------------
    Name: Yongliang Gu (CHINESE CHARACTERS)




By: /s/: Rongqiang Cui
    -----------------------------------------
    Name: Rongqiang Cui (CHINESE CHARACTERS)




By: /s/: Xingxue Tong
    -----------------------------------------
    Name: Xingxue Tong (CHINESE CHARACTERS)